                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------

                                   FORM 8-K/A



                        AMENDMENT NO. 1 TO CURRENT REPORT


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                          Date of Report : May 16, 2001



                          Commission File No. 0 -26173


                             STUDENT ADVANTAGE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



                    DELAWARE                             04-3263743
        (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)             IDENTIFICATION NUMBER)

                                 ---------------

                                280 SUMMER STREET
                           BOSTON, MASSACHUSETTS 02210
               (Address of Principal Executive Offices) (Zip Code)

                                 (617) 912-2000
              (Registrant's telephone number, including area code)
                                 --------------

                                INTRODUCTORY NOTE

         On May 10, 2001, Student Advantage, Inc. (the "Company") completed its acquisition (the "Acquisition") of substantially all of the assets of edu.com, Inc. On May 16, 2001, the Company filed a Current Report on Form 8-K (the "Current Report") to report the Acquisition. The purpose of this Amendment No. 1 to the Current Report on Form 8-K is to file the financial statements of the business acquired and the pro forma financial statements required by Item 7.

         The Company hereby amends Item 7 of the Current Report to read in its entirety as follows:

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         (a)   Financial Statements of the Business Acquired.


         The required financial statements are attached hereto on pages 3 through 17.


         (b)   Pro Forma Financial Information.


         The required pro forma financial information is attached hereto on pages 18 through 21.



         (c) Consolidated Financial Statements of Student Advantage, Inc. (as restated).



         The required consolidated financial statements are attached hereto on pages 22 through 44.


         (d)   Exhibits.

         2.1* Asset Purchase Agreement, dated as of May 10, 2001, by and among Student Advantage, Inc. and edu.com, Inc.


         23.1  Consent of Arthur Andersen LLP


-------------------

*      Previously filed.

ITEM 7. (a)

                                  edu.com, inc.



                                    Contents


                                                                                                 Page

Report of Independent Public Accountants                                                           4

Balance Sheets as of December 31, 1999 and 2000, and as of March 31, 2001
(unaudited)                                                                                        5

Statements of Operations for the Years Ended December 31, 1999 and 2000 and for
the three month periods ended March 31, 2000 and 2001 (unaudited)                                  6

Statement of Shareholders' Equity (Deficit) for the Years Ended December 31,
1999 and 2000, and for the Three Month Period Ended March 31, 2001 (unaudited)                     7

Statements of Cash Flows for the Years Ended December 31, 1999 and 2000 and for
the three month periods ended March 31, 2000 and 2001 (unaudited)                                  9

Notes to Financial Statements                                                                     10

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To edu.com, inc.:


We have audited the accompanying balance sheets of edu.com, inc. (a Delaware corporation) (the Company) as of December 31, 1999 and 2000 and the related statements of operations, shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of edu.com, inc. as of December 31, 1999 and 2000 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered significant recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. In addition, the Company sold a significant part of its assets in a transaction on May 10, 2001. Management's plans in regards to these and other matters are also described in Note 1.



/s/ ARTHUR ANDERSEN LLP
Boston, Massachusetts
May 17, 2001
                                  edu.com, Inc.
                                 Balance Sheets
                        (in thousands, except share data)


                                                                                                   MARCH 31,
                                                                           DECEMBER    DECEMBER      2001
                                                                           31, 1999    31, 2000   (unaudited)
                                                                           --------    --------   -----------
ASSETS

Current Assets:
   Cash and cash equivalents                                               $ 13,865    $  3,687    $  1,473
   Restricted cash (Note 3)                                                      50          50          50
   Accounts receivable                                                           48         114          85
   Prepaid expenses                                                             110         199         128
                                                                           --------    --------    --------
         Total current assets                                                14,073       4,050       1,736

Property and Equipment, net (Note 4)                                          2,283        --          --

Restricted Cash                                                                 200         154         154

Other Assets                                                                      5           5        --
                                                                           --------    --------    --------
                                                                           $ 16,561    $  4,209    $  1,890
                                                                           ========    ========    ========

LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY

Current Liabilities:
   Accounts payable                                                        $  1,231    $    316    $    199
   Accrued expenses                                                             902       1,137         867
   Loans payable and other amounts due to shareholders                         --         5,109       5,403
                                                                           --------    --------    --------
         Total current liabilities                                            2,133       6,562       6,469
                                                                           --------    --------    --------

Commitments (Note 7)

Shareholders' Equity (Deficit):
  Convertible preferred stock, $0.001 par value --
    20,000,000 shares authorized -
     Series A -
       Authorized -- 4,200,000 shares
       Issued and outstanding -- 4,125,000 shares for 1999, 2000,
         and March 31, 2001, entitled to $4,125,000 in liquidation                4           4           4
     Series B -
       Authorized -- 6,941,431 shares
       Issued and outstanding -- 5,223,428 shares for 1999 and
         6,531,673 shares for 2000 and March 31, 2001, respectively;
         entitled in liquidation to $48,160,006 for 1999 and $60,222,025
         and for 2001 and March 31, 2001, respectively                            5           7           7
   Common stock, $0.001 par value -
     Authorized -- 30,000,000 shares
     Issued and outstanding -- 4,457,814 shares  for 1999 and 4,305,235
       and 4,307,215 shares for 2000 and March 31, 2001, respectively             4           4           4
   Additional paid-in capital                                                28,593      34,983      34,985
   Deferred compensation                                                        (22)       --
   Accumulated deficit                                                      (14,156)    (37,351)    (39,579)
                                                                           --------    --------    --------
         Total shareholders' equity (deficit)                                14,428      (2,353)     (4,579)
                                                                           --------    --------    --------
                                                                           $ 16,561    $  4,209    $  1,890
                                                                           ========    ========    ========



   The accompanying notes are an integral part of these financial statements.

                                  edu.com, Inc.
                            Statements of Operations
                                 (in thousands)




                                      YEAR        YEAR       THREE MONTHS ENDED
                                     ENDED       ENDED      ---------------------
                                    DECEMBER    DECEMBER    MARCH 31,   MARCH 31,
                                    31, 1999    31, 2000      2000        2001
                                    --------    --------    --------    --------
                                                                (Unaudited)

Net Sales                           $    133    $  1,421    $    209    $    727

Cost of Sales                            128       1,190         217         549
                                    --------    --------    --------    --------
         Gross profit                      5         231          (8)        178
                                    --------    --------    --------    --------

Operating Expenses:
   Selling and marketing               6,040       8,654       2,287         645
   Product development                 2,548       5,725       1,225         379
   General and administrative          4,998       4,734       1,213       1,077
   Impairment charge                    --         4,705        --          --
                                    --------    --------    --------    --------
         Total operating expenses     13,586      23,818       4,725       2,101
                                    --------    --------    --------    --------

         Operating loss              (13,581)    (23,587)     (4,733)     (1,923)

Loss on Sale of Assets                  --          --          --           (47)

Interest Income (Expense), net          (289)        392         197        (258)
                                    --------    --------    --------    --------
         Net loss                   $(13,870)   $(23,195)   $ (4,536)   $ (2,228)
                                    ========    ========    ========    ========











   The accompanying notes are an integral part of these financial statements.

                                 edu.com, Inc.
                  Statement of Shareholders' Equity (Deficit)
                       (in thousands, except share data)



                                              SERIES A CONVERTIBLE      SERIES B CONVERTIBLE
                                                 PREFERRED STOCK           PREFERRED STOCK            COMMON STOCK
                                               SHARES       AMOUNT       SHARES       AMOUNT       SHARES        AMOUNT
                                             ----------   ----------   ----------   ----------   ----------    ----------

Balance, January 1, 1999                           --     $     --           --     $     --      3,961,905    $        4

   Issuance of common stock                        --           --           --           --         38,095          --

   Grant of stock options and warrants to
   nonemployees                                    --           --           --           --           --            --

   Issuance of Series A convertible
   preferred stock, net of issuance costs     4,125,000            4         --           --           --            --

   Issuance of Series B convertible
   preferred stock, net of issuance costs          --           --      5,223,428            5         --            --

   Issuance of restricted common stock and
   related deferred compensation                   --           --           --           --        457,814          --

   Amortization of deferred compensation           --           --           --           --           --            --

   Net loss                                        --           --           --           --           --            --
                                             ----------   ----------   ----------   ----------   ----------    ----------
Balance, December 31, 1999                    4,125,000            4    5,223,428            5    4,457,814             4

   Employee stock option exercise                  --           --           --           --         26,041          --

   Value ascribed to stock options and
   warrants granted to nonemployees                --           --           --           --           --            --

   Issuance of Series B convertible
   preferred stock, net of issuance costs          --           --      1,308,245            2         --            --

   Amortization of deferred compensation           --           --           --           --           --            --

   Forfeitures of restricted stock                 --           --           --           --       (178,620)         --

   Net loss                                        --           --           --           --           --            --
                                             ----------   ----------   ----------   ----------   ----------    ----------
Balance, December 31, 2000                    4,125,000   $        4    6,531,673   $        7    4,305,235    $        4
                                             ==========   ==========   ==========   ==========   ==========    ==========


                                                                                           TOTAL
                                              ADDITIONAL                               SHAREHOLDERS'
                                                PAID-IN      DEFERRED     ACCUMULATED     EQUITY
                                                CAPITAL    COMPENSATION     DEFICIT      (DEFICIT)
                                              ----------   ------------   -----------  -------------

Balance, January 1, 1999                      $       97    $     --      $     (286)   $     (185)

   Issuance of common stock                            4          --            --               4

   Grant of stock options and warrants to
   nonemployees                                      273          --            --             273

   Issuance of Series A convertible
   preferred stock, net of issuance costs          4,118          --            --           4,122

   Issuance of Series B convertible
   preferred stock, net of issuance costs         24,034          --            --          24,039

   Issuance of restricted common stock and
   related deferred compensation                      67           (27)         --              40

   Amortization of deferred compensation            --               5          --           5,237

   Net loss                                         --            --         (13,870)      (13,870)
                                              ----------    ----------    ----------    ----------
Balance, December 31, 1999                        28,593           (22)      (14,156)       14,428

   Employee stock option exercise                      3          --            --               3

   Value ascribed to stock options and
   warrants granted to nonemployees                  373          --            --             373

   Issuance of Series B convertible
   preferred stock, net of issuance costs          6,033          --            --           6,034

   Amortization of deferred compensation            --               3          --               2

   Forfeitures of restricted stock                   (19)           19          --            --

   Net loss                                         --            --         (23,195)      (23,195)
                                              ----------    ----------    ----------    ----------
Balance, December 31, 2000                    $   34,983    $     --      $  (37,351)   $   (2,353)
                                              ==========    ==========    ==========    ==========



   The accompanying notes are an integral part of these financial statements.

                                 edu.com, Inc.
                  Statement of Shareholders' Equity (Deficit)
                       (in thousands, except share data)





                                        SERIES A CONVERTIBLE     SERIES B CONVERTIBLE                           ADDITIONAL
                                           PREFERRED STOCK          PREFERRED STOCK         COMMON STOCK         PAID-IN
                                        SHARES       AMOUNT      SHARES       AMOUNT      SHARES      AMOUNT     CAPITAL
                                       ---------    ---------   ---------   ---------   ---------   ---------   ----------

Balance, December 31, 2000             4,125,000    $       4   6,531,673   $       7   4,305,235   $       4   $  34,983

   Employee stock option exercise           --           --          --          --         1,980        --             1

   Compensation expense related to
   common stock and warrants                --           --          --          --          --          --             1

   Net loss                                 --           --          --          --          --          --          --
                                       ---------    ---------   ---------   ---------   ---------   ---------   ---------
Balance, March 31, 2001 (Unaudited)    4,125,000    $       4   6,531,673   $       7   4,307,215   $       4   $  34,985
                                       =========    =========   =========   =========   =========   =========   =========


                                                                        TOTAL
                                                                     SHAREHOLDERS'
                                          DEFERRED     ACCUMULATED     EQUITY
                                        COMPENSATION     DEFICIT      (DEFICIT)
                                        ------------   -----------  -------------

Balance, December 31, 2000              $       --      $ (37,351)   $  (2,353)

   Employee stock option exercise               --           --              1

   Compensation expense related to
   common stock and warrants                    --           --              1

   Net loss                                     --         (2,228)      (2,228)
                                        ------------    ---------    ---------
Balance, March 31, 2001 (Unaudited)     $       --      $ (39,579)   $  (4,579)
                                        ============    =========    =========






   The accompanying notes are an integral part of these financial statements.

                                  edu.com, Inc.
                            Statements of Cash Flows
                                 (in thousands)


                                                                 YEAR           YEAR            THREE MONTHS ENDED
                                                                ENDED          ENDED
                                                               DECEMBER       DECEMBER       MARCH 31,      MARCH 31,
                                                               31, 1999       31, 2000         2000           2001
                                                               --------       --------       --------       --------
                                                                                            (unaudited)    (unaudited)
Cash Flows from Operating Activities:
   Net loss                                                    $(13,870)      $(23,195)      $ (4,536)      $ (2,228)
   Adjustments to reconcile net loss to net cash used in
     operating activities -
     Depreciation and amortization                                  796          3,383            158            --
     Impairment charge                                              --           4,705            --              78
     Noncash expense relating to restricted common stock,
       common stock options and warrants                            278            100            --             185
     Noncash interest relating to bridge loan financing             100             56            --             112
     Noncash expense relating to Student Advantage, Inc.          1,000            --             --
     Loss on sale of equipment                                      --             --             --              47
     Changes in operating assets and liabilities -
       Restricted cash                                             (250)            46            --             --
       Accounts receivable                                          (48)           (66)           (40)            29
       Prepaid expenses                                            (110)           (89)           (94)            71
       Other assets                                                   2            --             --               5
       Accounts payable                                           1,158           (915)          (942)          (117)
       Accrued expenses                                             886            235            --            (270)
       Note Payable                                                 --             --            (250)           --
                                                               --------       --------       --------       --------
         Net cash used in operating activities                  (10,058)       (15,740)        (4,594)        (2,088)
                                                               --------       --------       --------       --------

Cash Flows from Investing Activities:
   Property and equipment                                        (3,061)        (5,804)          (716)          (126)
                                                               --------       --------       --------       --------

Cash Flows from Financing Activities:
   Notes payable                                                    --           1,000            --             --
   Payments of shareholder loans                                   (250)           --             --             --
   Net proceeds from Series A convertible preferred stock
     financing                                                    4,123            --             --             --
   Net proceeds from Series B convertible preferred stock
     financing                                                   18,339          6,034          5,181            --
   Proceeds from loans payable                                    4,600          4,328            --             --
   Proceeds from issuance of common stock                            44              4            --             --
                                                               --------       --------       --------       --------
         Net cash provided by financing activities               26,856         11,366          5,181            --
                                                               --------       --------       --------       --------

Net Increase (Decrease) in Cash and Cash Equivalents             13,737        (10,178)          (129)        (2,214)

Cash and Cash Equivalents, beginning of period                      128         13,865         13,865          3,687
                                                               --------       --------       --------       --------

Cash and Cash Equivalents, end of period                       $ 13,865       $  3,687       $ 13,736       $  1,473
                                                               ========       ========       ========       ========

Supplemental Disclosure of Cash Flow Information:
   Cash paid for interest                                      $    101       $    --        $    --        $    --
                                                               ========       ========       ========       ========
   Cash paid for income taxes                                  $      1       $      7       $    --        $    --
                                                               ========       ========       ========       ========

Supplemental Disclosure of Noncash Financing Activity:
   Common stock issued to consultants as part of Series A
     convertible preferred stock financing                     $      2       $    --        $    --        $    --
                                                               ========       ========       ========       ========
   Conversion of principal and interest into Series B
     convertible preferred stock financing                     $  4,700       $    --        $    --        $    --
                                                               ========       ========       ========       ========
   Issuance of Series B convertible preferred stock for
     marketing services                                        $  1,000       $    --        $     --       $    --
                                                               ========       ========       ========       ========





   The accompanying notes are an integral part of these financial statements.

                                  edu.com, Inc.
                          Notes to Financial Statements
           (Information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 is unaudited)


(1)      DESCRIPTION OF BUSINESS

edu.com, inc. (edu.com or the Company) is an online distribution channel that helps large, branded marketers sell their products directly to college students via the Internet. The Company negotiates with marketers to offer substantial value on products and services of interest to students, then provides marketers with a destination to offer their special values without competing with their traditional marketing channels. The Company was originally incorporated under the name StudentDirect, Inc. on September 4, 1998 in the State of Delaware. The name of the Company was changed to edu.com, inc. in March 1999. The Company's Web site went live and began generating revenue in August 1999.

Through December 31, 2000 and subsequently, the Company has incurred significant losses which have raised substantial doubt about its ability to continue as a going concern. The Company has explored various financing options and other alternatives which have resulted in the following. On May 10, 2001, the Company entered into an agreement to sell certain assets of the Company in exchange for 90,000 shares of Student Advantage, Inc. common stock, plus 450,000 warrants to acquire common stock at various exercise prices ranging from market to above market, as well as the assumption of certain liabilities, including amounts due to Student Advantage, Inc. (see Note 7). The Company will also be entitled to additional warrants if certain financial goals are met by the end of 2001.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

CASH AND CASH EQUIVALENTS

Cash equivalents are recorded at cost plus accrued interest, which approximates fair value. The Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents. All of the Company's cash and cash equivalents are maintained in two accounts: the main operating account and a mutual fund account, both of which are with highly rated institutions.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments, requires that disclosure be made of estimates of the fair value of financial instruments. The Company's financial instruments consist primarily of cash and cash equivalents, letters of credit, accounts receivable, accounts payable and notes payable. The carrying amount of these instruments approximates fair value due to their short-term nature.

REVENUE RECOGNITION


The Company follows the method of revenue recognition required by Emerging Issues Task Force Statement 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent. In certain eCommerce transactions, the Company is deemed to be acting as a principal. In such transactions, the Company recognizes gross revenues from product sales when the products are shipped to customers, net of coupons redeemed. The Company takes title to these products upon transfer to the shipper and assumes the risks and rewards of ownership including the risk of loss for collection.


In other eCommerce transactions, the Company is deemed to be acting as a sales agent for its suppliers. In such transactions, net commission revenue is recognized when products are shipped or services are provided to the customer. The Company does not take title to these products, it does not provide these services and the supplier retains the risks and rewards of ownership. To date, such revenues have consisted primarily of product sales.

The Company has also generated revenues through marketing service agreements. In accordance with the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, revenues from the Company's marketing agreements are ratably recognized as the related services are performed, provided the services are fixed and determinable, no significant performance obligations remain and the collection of the related receivable is probable.

COST OF SALES

The Company's cost of sales is comprised of product costs, such as hardware and software, freight and handling.

SELLING AND MARKETING EXPENSES

Selling and marketing expenses include advertising and promotional expenditures and payroll and related expenses for personnel engaged in marketing and customer service activities.

PRODUCT DEVELOPMENT EXPENSES

Product development expenses include payroll and related expenses for merchandising, Web site development and information technology personnel and Web content and design expenses. In accordance with Emerging Issues Task Force Statement 00-02, the Company has capitalized a portion of Web site development costs incurred in 1999 and 2000 (see Note 4), which are included in property and equipment in the accompanying financial statements.

STOCK-BASED COMPENSATION

SFAS No. 123, Accounting for Stock-Based Compensation, requires that stock awards be recognized as compensation expense based on their fair value at the date of grant. Alternatively, a company may use Accounting Principles Board
(APB) Opinion No. 25, Accounting for Stock Issued to Employees, to account for grants to employees and disclose pro forma income amounts that would have resulted from recognizing such awards at their fair value. The Company has elected to account for stock issued to employees under APB Opinion No. 25 and make the required pro forma disclosures for stock-based compensation (see Note
6).

LONG-LIVED ASSETS


In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes an impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value. As a result of the deterioration of the financing marketplace, the Company made a decision under SFAS No. 121 to record an impairment charge for the entire net book value of the property and equipment at December 31, 2000. This charge is included in accumulated depreciation in the accompanying financial statements (see Note 4).


INCOME TAXES

The Company records income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates. A valuation allowance is established against deferred tax assets unless the Company believes it is more likely than not that the benefit will be realized (see Note 8).

COMPREHENSIVE INCOME

Comprehensive income is defined as the change in net assets of a business enterprise during a period from transactions generated from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company had no other comprehensive income (loss) in the periods presented.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. As issued, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier application encouraged. In May 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, which delayed the effective date of SFAS No. 133 for one year, to fiscal years beginning after June 15, 2000. The Company does not currently nor does it intend in the future to issue derivative instruments and, therefore, the adoption of SFAS No. 133 is not expected to have any impact on its financial position or its results of operations.

In March 2000, the FASB issued Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation. FIN 44 interprets APB Opinion No. 25 for certain issues and was effective as of July 1, 2000; however, certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. FIN 44 has not had a material effect on the financial position of the Company.

(3)      RESTRICTED CASH

The Company currently has restricted cash in the amount of $204,000 as collateral for a letter of credit related to its facility lease. The restriction on the cash expires on September 30, 2001, with automatic one-year extensions through September 30, 2004, if not amended. The amount of the letter of credit is scheduled to decrease by $50,000 per year during the term of the lease.

(4)      PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Expenditures that significantly improve or extend the life of an asset are capitalized. Maintenance and repairs are charged to expense as incurred. Depreciation of property and equipment is calculated on the straight-line basis over an estimated useful life, as follows:

                                                     ESTIMATED
               PROPERTY AND EQUIPMENT               USEFUL LIFE

            Web site development costs              6-12 months
            Computer equipment and software         3 years
            Office equipment and furniture          3 years
            Leasehold Improvements                  5 years

Property and equipment consist of the following:

                                                       DECEMBER 31,            MARCH 31,
                                                   1999            2000           2001
                                                -----------    -----------    -----------

          Web site development costs            $ 1,328,719    $ 2,554,789    $       --
          Computer equipment and software           729,723      3,485,327            --
          Office equipment and furniture            230,606        506,287            --
          Leasehold Improvements                    789,786      1,008,011            --
                                                -----------    -----------    -----------

                                                  3,078,834      7,554,414            --

          Less -- Accumulated depreciation         (795,640)    (2,849,416)           --

          Less -- Impairment charge                     --      (4,704,998)           --
                                                -----------    -----------    -----------

                                                $ 2,283,194    $       --     $       --
                                                ===========    ===========    ===========

When equipment and improvements are sold or otherwise disposed of, the asset cost and accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is included in the results of operations.

(5)      DEBT

LOAN AND SECURITY AGREEMENT

In October 1999, the Company entered into a loan and security agreement (the Loan Agreement) with a bank to borrow up to $2,000,000 under a revolving credit facility (the Credit Facility). The annual interest rate on the Credit Facility is equal to the prime rate plus 1.5% (9.65% as of December 31, 2000). In October and November 1999, the Company borrowed an aggregate of $1,750,000 under this Credit Facility. In connection with the Credit Facility, the Company issued a detachable warrant to the bank to purchase 7,593 shares of Series A convertible preferred stock (Series A Preferred) at a price of $2.50 per share. These warrants expire in October 2004. Using the Black-Scholes option pricing model, the warrants issued were valued at $27,131, which was recorded as additional interest expense in 1999. In November 1999, the outstanding balance on the Credit Facility was paid. No amounts were outstanding as of December 31, 1999 or 2001, or as of March 31, 2001.


BRIDGE LOAN FINANCING


In August 1999, the Company secured $4,600,000 in bridge loan financing (the Bridge Loan Financing) from a group of investors. The Company issued convertible promissory notes to these investors with annual interest rates of either 8% or 16%. The notes were converted into Series B convertible preferred stock (Series B Preferred) in November and December 1999 (see Note 6). In August 1999, in connection with the Bridge Loan Financing, the Company issued detachable warrants to the investors to purchase 109,216 shares of the Company's next class of preferred stock at a price of $2.93 per share. These warrants expire on August 31, 2004. Using the Black-Scholes option pricing model, the warrants issued were valued at $229,823, which was recorded as an additional interest expense in 1999.


In November 2000, the Company secured an additional $4,327,739 in bridge loan financing from a group of investors. The Company issued convertible promissory notes to these investors with annual interest rates of 10%. The notes were convertible into preferred stock upon the Company's completion of a new round of financing for an amount equal to or greater than $20,000,000. In November 2000, the Company also issued detachable warrants to the investors to purchase 93,878 shares of the Company's net class of preferred stock at a price of $4.61 per share. These warrants expire on November 14, 2007. Using the Black-Scholes option pricing model, the warrants issued were valued at $367,617. The full value of the warrants was recorded as a discount to notes payable and as additional paid-in capital in the accompanying financial statements. The related interest expense recorded in 2000 was $91,904.

(6)      SHAREHOLDERS' EQUITY

AUTHORIZED CAPITAL

On September 4, 1998, the Company was incorporated in the State of Delaware with authorized capital of 500,000 shares of $0.001 par value common stock. In January 1999, the Company increased its authorized common stock to 12,000,000 shares and increased its authorized convertible preferred stock to 4,200,000 shares. In November 1999, the Company increased its authorized common stock to 30,000,000 shares and its authorized convertible preferred stock to 20,000,000 shares, including 5,532,209 shares of Series B Preferred. In February 2000, the Company increased its authorized shares of Series B Preferred to 6,941,431 shares.

PREFERRED STOCK

In January and March 1999, the Company issued 4,125,000 shares of Series A Preferred at a price of $1.00 per share in conjunction with the Series A Preferred Financing. The Series A Preferred is convertible to common stock at the option of the holder, at a rate of one share of common stock for one share of Series A Preferred. Furthermore, in the event of a public offering of the Company's equity securities resulting in a per share common stock price of at least $5.00 and gross proceeds to the Company of at least $15,000,000, or upon a majority vote of the Series A Preferred shareholders, all outstanding Series A Preferred will automatically convert into common stock.

In November and December 1999, the Company issued 5,223,428 shares of Series B Preferred at a price of $4.61 per share to a group of investors in the Company's Series B Preferred Financing. The Series B Preferred Financing resulted in net cash proceeds of approximately $18,339,000, the conversion of the outstanding bridge loans including principal plus accrued interest totaling $4,700,000, and the first of two $1,000,000 payments in settlement of the amount owed to Student Advantage, Inc. (see Note 7).

In January, February and July 2000, the Company issued 1,308,245 shares of Series B Preferred at a price of $4.61 per share for net cash proceeds of approximately $6,034,299.

The Series B Preferred is convertible to common stock at the option of the holder, at a rate of one share of common stock for one share of Series B Preferred. As amended in the Second Restated Certificate of Incorporation in November 1999, in the event of a public offering of the Company's equity securities resulting in a per share common stock price of at least $13.83 and gross proceeds to the Company of at least $20,000,000 or greater, or upon a majority vote of the Series A and Series B Preferred shareholders, all outstanding Series A and Series B Preferred will automatically convert into common stock.

VOTING

Each share of Series A Preferred and Series B Preferred entitles the holder to the number of votes per share as equals the number of shares of common stock into which each share of preferred stock is convertible.

DIVIDENDS

The holders of Series A Preferred are entitled to receive, when and if declared by the Board of Directors, annual dividends at the rate of $0.08 per share. The holders of Series B Preferred are entitled to receive, when and if declared by the Board of Directors, annual dividends at the rate of $0.369 per share. The preferred dividends are not cumulative. From issuance through December 31, 2000, the Company has not declared any dividends.

LIQUIDATION

In the event of any liquidation, dissolution or winding-up of the Company, the holders of Series A Preferred are entitled to receive, in preference to the holders of common stock, any distribution of assets of the Company in an amount per share equal to $1.00, plus any declared but unpaid dividends. The holders of Series A Preferred are entitled to receive total payments, including the preferential amounts, not to exceed $3.00 per share of the respective class of preferred stock held.

In the event of any liquidation, dissolution or winding-up of the Company, the holders of Series B Preferred rank pari passu with the holders of Series A Preferred and are entitled to receive, in preference to the holders of common stock, any distribution of assets of the Company in an amount per share equal to $4.61 plus any declared but unpaid dividends. The holders of Series B Preferred are entitled to receive total payments, including the preferential amounts, not to exceed $9.22 per share of the respective class of preferred stock held.


COMMON STOCK

Each share of common stock entitles the holder to one vote per share. In December 1998, the Company effected a 1.03125-for-1 stock split in the form of stock dividend. In January 1999, the Company effected a 7.619-for-1 stock split in the form of a stock dividend. All references in the financial statements to the number of shares and to per share amounts have been retroactively restated to reflect these changes.

WARRANTS

In December 1998, the Company issued a warrant to purchase an aggregate of 10,000 shares of common stock at an exercise price of $0.10 per share to the Company's outside legal counsel. These warrants expire in December 2008. Using the Black-Scholes option pricing model, the warrants issued were valued at $906, which was recorded as expense in 1999.

In August 1999, the Company issued warrants to purchase an aggregate of 109,216 shares of preferred stock in connection with the Company's Bridge Loan Financing (see Note 5).

In October 1999, the Company issued warrants to purchase an aggregate of 7,593 shares of Series A Preferred in connection with the Company's Loan Agreement (see Note 5).

In November 2000, the Company issued warrants to purchase an aggregate of 93,878 shares of preferred stock in connection with the Company's Bridge Loan Financing (see Note 5).

STOCK OPTIONS

In January 1999, the Company adopted the 1999 Stock Plan (the Plan), which authorized the Company to grant options to purchase up to an aggregate of 2,000,000 shares of common stock. In November 1999, the Company amended the Plan and increased the authorized option grants to 2,600,000 shares of common stock. Under the Plan, incentive and nonqualified stock options, awards of restricted stock and opportunities to make direct purchases of stock may be granted to employees, officers, directors, independent contractors and consultants.

Generally, the Company's Board of Directors grants options. Each outstanding option granted under the Plan expires at various dates, not to exceed 10 years from the date of grant, and becomes exercisable in varying installments as determined by the Board of Directors at the date of grant. Vesting generally occurs over four years.

In March 1999, the Company granted nonqualified stock options under the Plan to purchase a total of 100,000 shares of common stock, 66,667 of which vested immediately and the remaining 33,333 vested upon the Web site going live in August 1999, to individuals that were neither employees nor directors. As prescribed by SFAS No. 123 and Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments that Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, the options were valued using the Black-Scholes option pricing model. Consequently, $13,937 and $5,725 were recorded as expense in 1999 and 2000, respectively, and classified as a component of selling and marketing expense in the accompanying financial statements.

In November 1999, the Company granted nonqualified stock options under the Plan to purchase a total of 50,000 shares of common stock to individuals who were neither employees nor directors. The options were for consulting services to be performed and vest over four years. As prescribed by SFAS No. 123 and EITF 96-18, the options were valued using the Black-Scholes option pricing model. Consequently, $954 was recorded as expense in 1999 and classified as a component of general and administrative expense in the accompanying financial statements.

In May 2000, the Company adopted the 2000 Stock Plan (the Plan), which authorized the Company to grant options to purchase up to an aggregate of 1,500,000 shares of common stock. Under the Plan, incentive and nonqualified stock options, awards of restricted stock and opportunities to make direct purchases of stock may be granted to employees, officers, directors, independent contractors and consultants.

Options are granted at an exercise price of not less than 100% of the fair market value of the common stock on the date of grant. The following table summarizes all of the Company's stock option activity, including both employee and nonemployee activity:


                                                                 WEIGHTED
                                              NUMBER OF          AVERAGE
                                                SHARES       EXERCISE PRICE
                                              ----------     --------------

          Outstanding, December 31, 1998            --         $      --
            Options granted                    1,044,450             0.24
            Options canceled                     (41,000)            0.11
                                              ----------       ----------

          Outstanding, December 31, 1999       1,003,450             0.25
            Options granted                    1,825,900             0.80
            Options canceled                    (734,879)            0.55
            Options exercised                    (26,041)            0.14
                                              ----------       ----------

          Outstanding, December 31, 2000       2,068,430             0.63
            Options granted                      180,500             0.80
            Options exercised                     (1,980)            0.15
                                              ----------       ----------

          Outstanding, March 31, 2001          2,246,950       $     0.64
                                              ==========       ==========


At March 31, 2001, 1,724,355 shares of common stock were available for future grant under the Plan. Options outstanding at March 31, 2001 were:


                                             WEIGHTED
                           OPTIONS           AVERAGE         OPTIONS
                        OUTSTANDING AS      REMAINING     EXERCISABLE AT
           Range of        OF MARCH        CONTRACTUAL       MARCH 31,
        Exercise Price     31, 2001           LIFE             2001
        --------------  --------------   ---------------  --------------

         $ 0.10-0.15         440,500     8.21-8.53 years     179,565
                0.50         156,500     8.87-8.94 years      39,417
                0.80       1,649,950     9.09-9.80 years         --
                          ----------                        --------
                           2,246,950                         218,982
                          ==========                        ========

If the Company had accounted for the Plan in accordance with SFAS No. 123, the Company's net loss would have been increased to the following pro forma amount:

                                       Year Ended
                                      December 31,
                                          2000
                   Net loss -
                   As reported      $ (23,194,806)
                   Pro forma          (23,239,816)

Pro forma net loss for the three months ended March 31, 2001 was not materially different from actual earnings.

The fair value of each option grant was estimated using the minimum-value method. For the years ended December 31, 1999 and 2000, and for the three months ended March 31,, the weighted average value was estimated using an expected life of four years, a dividend yield of 0%, a risk-free interest rate of between 5.18% and 6.64% and a volatility of 0%. The weighted average fair value of options granted during the fiscal year ended December 31, 1999 and 2000 and for the three months ended March 31, 2001 was $0.05 and $0.18 and $0.80, respectively.

RESTRICTED STOCK

During 1999, the Company issued 457,814 shares of restricted common stock to various consultants, directors and officers. The restrictions lapse 25% at the end of the first year, with the remaining vesting in equal monthly installments over the next three years. In the event of termination of employment with the Company before all purchased shares are released, the Company has the right to reacquire the shares at the original purchase price per share. Shares sold or granted to consultants and directors (51,876 and 150,000, respectively) were sold or priced at the then current common stock fair value, as determined by the Board of Directors. Included in these amounts is 15,000 shares granted in association with the Series A Preferred. Compensation expense was calculated (weighted average fair value at date of grant of $0.11) and recorded for those shares issued to officers (255,938 shares). Total compensation expense related to the 1999 restricted stock grants was determined to be $27,094. That amount was deferred and is being recognized ratably over the related service period. Expense recorded in 1999 and 2000 was $5,237 and $2,495, respectively, which is included in general and administrative expense in the accompanying financial statements. During 2000, 178,620 shares were forfeited.

(7)      COMMITMENTS


The Company currently leases office space and fixed assets under noncancelable operating leases. Rental expense under operating lease agreements for the years ended December 31, 1999 and 2000 and for the three months ended March 31, 2001 was approximately $569,000, $93,000 and $150,000, respectively.



Future minimum commitments as of March 31, 2001 are approximately as follows:



                                                    OPERATING
                                                      LEASES
         Year ending December 31,
               2001                                $  477,000
               2002                                   614,000
               2003                                   604,000
               2004                                   502,000
               2005                                   351,000
               Thereafter                                 --
                                                   ----------
                    Total minimum lease payments   $2,548,000
                                                   ==========


AGREEMENTS WITH STUDENT ADVANTAGE, INC.

In November 1999, the Company signed a marketing, distribution and co-promotional agreement with Student Advantage, Inc. (Student Advantage). The agreement provides for various marketing initiatives, including the promotion of customers to visit the other party's Web sites, the display of messaging on each other's Web sites, the extension of certain edu.com customer privileges to Student Advantage customers and certain off-line marketing. The agreement also specifies the commissions to be paid to the other party for products and services purchased by customers originating at the other party's Web site.

The Company guaranteed a nonrefundable minimum payment of $2,000,000 to Student Advantage over the course of the agreement as the services were performed. In November 1999, the Company issued 216,920 shares of Series B Preferred at a price of $4.61 per share in lieu of the first payment of $1,000,000. The second $1,000,000 was payable on the first anniversary of the agreement, and was converted into a secured note payable with interest. This note has been converted into a loan payable and recorded as such in the accompanying financial statements (see Note 1).

(8)      INCOME TAXES


Due to losses incurred since inception of the Company, there is no income tax accrual in the period presented. As of December 31, 2001, the Company had approximately $30,556,000 of federal net operating loss carryforwards, which begin to expire in 2018. A full valuation allowance was established for the deferred tax assets, as realization of the tax benefit is uncertain. In addition, the Company's utilization of its net operating loss carryforwards and tax credits, if any, may be limited pursuant to the Tax Reform Act of 1986, due to cumulative changes in ownership in excess of 50% that have occurred or may occur.


The approximate tax effect of each type of temporary difference and carryforward as of December 31, 2000 is as follows:

          Assets -
               Net operating loss carryforwards        $ 10,389,000
               Capitalized software amortization            545,000
               Depreciable and amortizable assets         1,600,000
               Other                                        102,000

          Liabilities -
               Capitalized software                        (869,000)
               Start-up costs                              (818,000)

          Valuation allowance                           (10,949,000)
                                                       ------------

                                                       $        --
                                                       ============

The effective income tax provisions for fiscal years 1999 and 2000 are different from the amounts computed by applying the statutory federal income tax rate of 34% to pretax income principally as a result of the increase to the valuation allowance for net operating loss carryforwards whose realization is uncertain.

ITEM 7. (B) UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF STUDENT ADVANTAGE, INC.


         On May 10, 2001 Student Advantage, Inc. purchased certain assets of edu.com, Inc. ("edu"). The unaudited pro forma combined balance sheet assumes that the transaction took place on March 31, 2001. The unaudited pro forma combined balance sheet combines the unaudited historical balance sheet of Student Advantage and edu as of March 31, 2001. The unaudited pro forma combined condensed statements of operations assume that the transaction had been consummated at the beginning of the periods presented. The unaudited pro forma combined statement of operations for the three months ended March 31, 2001 combine the unaudited historical statements of operations of Student Advantage and edu for the three months ended March 31, 2001. The unaudited combined condensed statement of operations for the year ended December 31, 2000 combines the audited historical statement of operations of Student Advantage and edu for the year ended December 31, 2000.

         This transaction is accounted for under the purchase method of accounting. The purchase price is allocated to the tangible and intangible assets purchased, based upon their respective fair values. The allocation of the purchase price included in the pro forma condensed financial information is preliminary. The final values may differ from those set forth herein. The Company believes, however, that the final allocation will not be materially different from the pro forma allocation.


         The pro forma information is presented for illustrative purposes only and does not purport to be indicative of the operating results or financial position that would have actually occurred if the transaction had been in effect on the dates indicated, nor is it indicative of the future operating results or financial position of the Company. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K/A. The pro forma information should be read in conjunction with the Company's December 31, 2000 consolidated financial statements and notes thereto contained herein.

                             Student Advantage, Inc.
                   Unaudited Pro Forma Combined Balance Sheet
                              As of March 31, 2001


                                                              STUDENT                         PRO FORMA         PRO FORMA
                                                             ADVANTAGE       edu.com         ADJUSTMENTS         COMBINED
                                                             ---------       --------        -----------        ---------
                                                           (as restated)
               ASSETS
CURRENT ASSETS
     Cash and cash equivalents                                $  5,004       $  1,473          $    (26)(d)      $  6,451
     Restricted Cash                                                               50              --                  50
     Accounts receivable                                         9,323             85            (1,000)(a)         8,408
     Prepaid advertising                                         3,350           --                --               3,350
     Prepaid expenses and other current assets                   2,059            128              --               2,187
                                                              --------       --------          --------          --------
         TOTAL CURRENT ASSETS                                   19,736          1,736            (1,026)           20,446

LONG-TERM ASSETS
Property and equipment, net                                     12,419           --               2,021 (d)        14,440
Investment                                                         676           --                (676)(d)          --
Restricted Cash                                                   --              154              --                 154
Intangible and other assets, net                                12,055                              916 (d)        12,971
                                                              --------       --------          --------          --------
TOTAL ASSETS                                                  $ 44,886       $  1,890          $  1,235          $ 48,011
                                                              ========       ========          ========          ========

             LIABILITIES
CURRENT LIABILITIES
     Accounts payable                                         $  4,832       $    199              --            $  5,031
     Accrued compensation                                        2,000           --                --               2,000
     Other accrued expenses                                      7,800            867          $    773 (b)         9,440
     Deferred revenue                                            5,944           --                --               5,944
     Loans payable and other amounts due to shareholders          --            5,403            (5,403)(a)          --
     Current obligation under capital leases                     1,081           --                --               1,081
                                                              --------       --------          --------          --------
         Total current liabilities                              21,657          6,469            (4,630)           23,496

LONG-TERM LIABILITIES
     Long-term obligation under capital leases                   1,543           --                --               1,543
                                                              --------       --------          --------          --------
     Total long-term liabilities                                 1,543           --                --               1,543
                                                              --------       --------          --------          --------
         Total liabilities                                      23,200          6,469            (4,630)           25,039

STOCKHOLDERS' EQUITY
     Preferred Stock, $0.01 par value                                              11               (11)(c)          --
     Common stock, $0.01 par value                                 396              4                (3)(c,d)         397
     Additional paid-in capital                                104,076         34,985           (34,783)(c,d)     104,278
     Accumulated deficit                                       (82,111)       (39,579)           39,749 (c)       (81,941)
     Warrants                                                     --             --                 913 (d)           913
     Notes receivable from stockholders                            (50)          --                --                 (50)
     Deferred compensation                                        (625)          --                --                (625)
                                                              --------       --------          --------          --------
         Total stockholders' equity                             21,686         (4,579)            5,865            22,972
                                                              --------       --------          --------          --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $ 44,886       $  1,890          $  1,235          $ 48,011
                                                              ========       ========          ========          ========



             See accompanying notes to unaudited pro forma combined
                         condensed financial statements.

                             Student Advantage, Inc.
         Unaudited Pro Forma Combined Condensed Statement of Operations
                 For the Three Month Period ended March 31, 2001




                                        STUDENT                      PRO FORMA       PRO FORMA
                                       ADVANTAGE       edu.com      ADJUSTMENTS       COMBINED
                                       ---------       -------      -----------      ---------
                                     (as restated)

REVENUE                                  $13,208       $   727       $(1,000)(e)     $ 12,935
COSTS AND EXPENSES
  Cost of Sales                            4,247           549          (200)(e)        4,596
  Product development                      5,821           379          --              6,200
  Sales and marketing                      6,049           645          --              6,694
  General and administrative               2,830         1,077          --              3,907
  Depreciation and amortization            2,711          --             325 (d)        3,036
                                         -------       -------       -------         --------
     TOTAL COSTS AND EXPENSES             21,658         2,650           125           24,433
                                         -------       -------       -------         --------
Loss from operations                      (8,450)       (1,923)       (1,125)         (11,498)
Equity interest in edu.com net loss         (495)         --             495 (d)         --
Loss on sale of assets                      --             (47)         --                (47)
Interest income (expense), net               (70)         (258)         --               (328)
                                         -------       -------       -------         --------
NET LOSS                                 $(9,015)      $(2,228)      $  (630)        $(11,873)
                                         =======       =======       =======         ========






             See accompanying notes to unaudited pro forma combined
                         condensed financial statements

                             Student Advantage, Inc.
         Unaudited Pro Forma Combined Condensed Statement of Operations
                      For the year ended December 31, 2000




                                              STUDENT                     PRO FORMA       PRO FORMA
                                             ADVANTAGE      edu.com      ADJUSTMENTS       COMBINED
                                             ---------      -------      -----------      ---------
                                           (as restated)

REVENUE                                      $ 48,014      $  1,421       $(1,000)(e)     $ 48,435
COSTS AND EXPENSES
  Cost of Sales                                20,192         1,190        (1,550)(e)       19,832
  Product development                          18,377         5,726          --             24,103
  Sales and marketing                          17,880         8,654          --             26,534
  General and administrative                   11,196         4,733          --             15,929
  Depreciation and amortization                 6,382          --           2,011 (d)        8,393
Impairment Charge                                --           4,705          --              4,705
                                             --------      --------       -------         --------
     TOTAL COSTS AND EXPENSES                  74,027        25,008           461           99,496
                                             --------      --------       -------         --------
Loss from operations                          (26,013)      (23,587)       (1,461)         (51,061)
Equity interest in edu.com net loss            (3,776)         --           3,776 (d)         --
Realized loss on write-off of investment         (367)         --            --               (367)
Interest income (expense), net                  1,434           392          --              1,826
                                             --------      --------       -------         --------
NET LOSS                                     $(28,722)     $(23,195)      $ 2,315         $(49,602)
                                             ========      ========       =======         ========




           NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS


The transaction is accounted for under the purchase method of accounting. The purchase price is allocated to tangible and intangible assets purchased, based upon their respective fair market values. The allocation of the purchase price included in the pro forma condensed financial information is preliminary. Certain assets may be written down to fair market value and goodwill may be allocated to specific intangible assets based on the results on an independent appraisal.


Pro forma adjustments to reflect the acquisition of edu.com give effect to the following:

(a) Reflects elimination of note payable to Student Advantage from edu.com which was forgiven as part of the acquisition.

(b) Reflects costs incurred by Student Advantage related to the Company's acquisition of edu.com.

(c)      Reflects the elimination of edu.com equity.


(d) In connection with the transaction, Student Advantage recognized goodwill of approximately $916,000, which will be amortized over two years. These adjustments reflect the allocation of the purchase price to the tangible and intangible assets acquired, and the amortization of goodwill over the remaining life as if the acquisition had occurred as of the beginning of the periods presented.



(e) Reflects elimination of intercompany revenue and expense. Under the sales and marketing agreement between Student Advantage and edu, Student Advantage recognized $1 million in revenue in the year 2000 as services were performed, and an additional $1 million in revenue in the three months ended March 31, 2001 for services performed during 2000 for which collectibility was assured during the first quarter of 2001. Edu.com has amortized the expenses related to the contract over the life of the agreement.

ITEM 7.(c) CONSOLIDATED FINANCIAL STATEMENTS OF STUDENT ADVANTAGE, INC.



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----

Report of Independent Accountants.........................................    23
Consolidated Balance Sheets as of December 31, 1999 and 2000 and
  March 31, 2001 (unaudited)..............................................    24
Consolidated Statements of Operations for the years ended December 31,
  1998, 1999 and 2000 and for the three months ended March 31, 2000 and
  2001 (unaudited)........................................................    25
Consolidated Statement of Changes in Redeemable Convertible Preferred
  Stock and Stockholders' Equity (Deficit) for the years ended
  December 31, 1998, 1999 and 2000........................................    26
Consolidated Statements of Cash Flows for the years ended December 31,
  1998, 1999 and 2000, and for the three months ended March 31, 2000 and
  2001 (unaudited)........................................................    28
Notes to Consolidated Financial Statements................................    29

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Student Advantage, Inc.


    In our opinion, the consolidated balance sheets and the related consolidated statements of operations, of changes in redeemable convertible preferred stock and stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Student Advantage, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    As discussed in Note 1, the accompanying consolidated financial statements for the years ended December 31, 1999 and 2000 have been restated to reflect the application of the equity method of accounting for the Company's investment in edu.com, Inc.



/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP


Portland, Maine
February 7, 2001,
except as to the restatement described in the seventh paragraph of Note 1, as to which the date is May 10, 2001

                             STUDENT ADVANTAGE, INC.

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                             (RESTATED - SEE NOTE 1)



                                                          DECEMBER       DECEMBER        MARCH
                                                          31, 1999       31, 2000       31, 2001
                                                          --------       --------       --------
                                                                                       (unaudited)
    ASSETS

CURRENT ASSETS
   Cash and cash equivalents..........................    $ 15,370       $ 12,762       $  5,004
   Marketable securities..............................      20,546             --             --
   Accounts receivable, net...........................       4,527          5,982          9,323
   Prepaid advertising................................          --          3,350          3,350
   Prepaid expenses and other current assets..........       2,698          1,329          2,059
                                                          --------       --------       --------
TOTAL CURRENT ASSETS..................................      43,141         23,423         19,736
Property and equipment, net...........................       4,038         13,343         12,419
Investment............................................       3,946          1,171            676
Intangible and other assets, net......................       9,355         13,633         12,055
                                                          --------       --------       --------
TOTAL ASSETS..........................................    $ 60,480       $ 51,570       $ 44,886
                                                          ========       ========       ========

LIABILITIES

CURRENT LIABILITIES
Accounts payable......................................    $  3,329       $  3,564       $  4,832
Accrued compensation..................................       1,523          2,840          2,000
Other accrued expenses................................       4,574          7,541          7,800
Deferred revenue......................................       9,576          4,013          5,944
Current obligation under capital leases...............          --          1,208          1,081
                                                          --------       --------       --------
   Total current liabilities..........................      19,002         19,166         21,657
LONG-TERM LIABILITIES.................................
   Notes payable......................................         100             --           --
   Long-term obligation under capital leases..........          --          1,861          1,543
                                                          --------       --------       --------
Total long-term liabilities...........................         100          1,861          1,543
                                                          --------       --------       --------
Total liabilities.....................................      19,102         21,027         23,200

   Stockholders' equity
     Preferred Stock, $0.01 par value, 5,000,000
     shares authorized, 0 shares issued and
     outstanding
     Common Stock, $0.01 par value; Authorized:
     150,000,000 shares; Issued: 35,435,398 and
     39,621,244 at December 31, 1999 and 2000,
     respectively; Outstanding: 35,435,398 and
     39,621,244 at December 31, 1999 and 2000,
     respectively.....................................         354            396            396
     Additional paid-in capital.......................      87,690        104,058        104,076
     Accumulated deficit..............................     (44,374)       (73,096)       (82,111)
     Notes receivable from stockholders...............         (79)           (50)           (50)
     Deferred compensation............................      (2,213)          (765)          (625)
                                                          --------       --------       --------
       Total stockholders' equity.....................      41,378         30,543         21,686
                                                          --------       --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............    $ 60,480       $ 51,570       $ 44,886
                                                          ========       ========       ========




              The accompanying notes are an integral part of these
                supplemental consolidated financial statements.

                             STUDENT ADVANTAGE, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                             (RESTATED - SEE NOTE 1)


                                                                      YEAR ENDED DECEMBER 31,           THREE MONTHS ENDED MARCH 31,
                                                               ------------------------------------     ----------------------------
                                                                 1998         1999           2000           2000           2001
                                                               --------     --------       --------       --------       --------
                                                                                                        (unaudited)     (unaudited)
Revenue
  Student services ..........................................  $ 15,174     $ 19,722       $ 28,099       $  6,963       $  9,038
  Corporate and university solutions ........................     4,186        7,922         19,915          4,179          4,170
                                                               --------     --------       --------       --------       --------
     Total revenue ..........................................    19,360       27,644         48,014         11,142         13,208
                                                               --------     --------       --------       --------       --------
Costs and expenses
  Cost of student services revenue ..........................     7,416       11,093         10,263          2,883          1,810
  Cost of corporate and university solutions revenue ........     2,963        4,541          9,929          2,229          2,437
  Product development .......................................     5,169        9,974         18,377          3,823          5,821
  Sales and marketing .......................................     7,759       12,251         17,880          4,786          6,049
  General and administrative ................................     5,555        8,876         11,196          2,341          2,830
  Depreciation and amortization .............................     1,155        1,822          6,382          1,007          2,711
                                                               --------     --------       --------       --------       --------
     Total costs and expenses ...............................    30,017     $ 48,557         74,027         17,069         21,658
                                                               --------     --------       --------       --------       --------
Loss from operations ........................................   (10,657)     (20,913)       (26,013)        (5,927)        (8,450)
Equity interest in edu.com net loss .........................                   (316)        (3,776)          (944)          (495)
Realized loss on write-off of investment (Note 2) ...........        --           --           (367)            --             --
Interest income (expense), net ..............................       121        1,358          1,434            473            (70)
                                                               --------     --------       --------       --------       --------
Net loss ....................................................  $(10,536)    $(19,871)      $(28,722)      $ (6,398)      $ (9,015)
                                                               ========     ========       ========       ========       ========
Basic and diluted net loss per share ........................  $  (0.59)    $  (0.72)      $  (0.79)      $  (0.18)      $  (0.23)
                                                               ========     ========       ========       ========       ========
Shares used in computing basic and diluted net loss per share    17,710       27,410         36,549         35,590         39,663
                                                               ========     ========       ========       ========       ========





              The accompanying notes are an integral part of these
                supplemental consolidated financial statements.

                             STUDENT ADVANTAGE, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE
               PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                             (RESTATED - SEE NOTE 1)





                                                 REDEEMABLE CONVERTIBLE
                                                    PREFERRED STOCK            COMMON STOCK
                                                 ----------------------   ----------------------
                                                                                                   PAID IN    ACCUMULATED
                                                   SHARES      AMOUNT       SHARES     PAR VALUE   CAPITAL      DEFICIT
                                                 ----------   --------    ----------   ---------   -------    -----------
Balance, December 31, 1997......................  1,588,688   $    111    19,210,646      $  192   $12,180      $(12,766)
                                                  ---------   --------    ----------      ------   -------      --------
Issuance of preferred and common stock, net
 of issuance costs..............................  1,250,000     10,000       271,441           3     1,997           (84)
Issuance of preferred and common stock in
 connection with the acquisition of The
 Main Quad......................................     65,858         49       709,768           7       169
Issuance of preferred and common stock upon
 cancellation of notes payable..................     48,022         36       517,536           5       124
Issuance of common stock for services...........                              36,864          --       297
Exercise of common stock options................                                  --          --         6
Distributions to stockholders...................                                                                  (2,320)
Deferred compensation relating to grants of
 stock options..................................                                                     4,171
Compensation relating to grants of stock
 options........................................
Net loss........................................                                                                 (10,536)
                                                  ---------   --------    ----------      ------   -------      --------

Balance, December 31, 1998......................  2,952,568     10,196    20,746,255         207   $18,944       (25,706)
Exercise of common stock options and
 Warrants.......................................                           1,075,046          11       665
Sale of common stock under employee stock
 purchase plan..................................                              36,258         --        246
Issuance of common stock and common stock
 warrants in connection with the acquisition
 of Mentor Interactive..........................                              18,056         --        299
Issuance of common stock in connection with
 the acquisition of Transaction Service
 Providers......................................                             195,000           2       268          (444)
Issuance of common stock in initial public
 offering, net of issuance costs................                           6,900,000          69    49,823
Conversion of preferred stock to common
 stock in connection with the initial public
 Offering....................................... (2,952,568)   (10,196)    6,026,043          61     9,505
Issuance of common stock for services...........                               8,658         --        108
Issuance of common stock warrant................                                                     2,221
Deferred compensation relating to grants of
 stock options..................................                                                       228
Deferred compensation related to
 cancellation of stock options for
 terminated employees...........................                                                      (259)
Compensation relating to grants of stock
 options........................................
Issuance of common stock in connection with
 the acquisition of Voice FX....................                             430,082           4     5,642
Adjustment to conform fiscal periods for
 University Netcasting..........................                                                                   1,647
Net loss........................................                                                                 (19,871)
                                                 ----------   --------    ----------   ---------   -------    ----------
Balance December 31, 1999.......................       --         --      35,435,398         354    87,690       (44,374)
                                                 ==========   ========    ==========   =========   =======    ==========


                                                      NOTE                                     TOTAL
                                                   RECEIVABLE                              STOCKHOLDERS'
                                                      FROM      TREASURY     DEFERRED          EQUITY
                                                  STOCKHOLDERS   STOCK     COMPENSATION      (DEFICIT)
                                                  ------------  --------   ------------    -------------
Balance, December 31, 1997......................      $   --    $(630)        $    --         $ (1,024)
                                                      ------    -----         -------         --------
Issuance of preferred and common stock, net
 of issuance costs..............................                                                 1,916
Issuance of preferred and common stock in
 connection with the acquisition of The
 Main Quad......................................                                                   176
Issuance of preferred and common stock upon
 cancellation of notes payable..................                                                   129
Issuance of common stock for services...........                                                   297
Exercise of common stock options................                                                     6
Distributions to stockholders...................                                                (2,320)
Deferred compensation relating to grants of
 stock options..................................                               (4,171)              --
Compensation relating to grants of stock
 options........................................                                  808              808
Net loss........................................                                               (10,536)
                                                      ------    -----         -------         --------

Balance, December 31, 1998......................          --     (630)         (3,363)         (10,548)
Exercise of common stock options and
 Warrants.......................................         (79)                                      597
Sale of common stock under employee stock
 purchase plan..................................                                                   246
Issuance of common stock and common stock
 warrants in connection with the acquisition
 of Mentor Interactive..........................                                                   299
Issuance of common stock in connection with
 the acquisition of Transaction Service
 Providers......................................                                                  (174)
Issuance of common stock in initial public
 offering, net of issuance costs................                                                49,892
Conversion of preferred stock to common
 stock in connection with the initial public
 Offering.......................................                  630                           10,196
Issuance of common stock for services...........                                                   108
Issuance of common stock warrant................                                                 2,221
Deferred compensation relating to grants of
 stock options..................................                                 (228)            --
Deferred compensation related to
 cancellation of stock options for
 terminated employees...........................                                  259             --
Compensation relating to grants of stock
 options........................................                                1,119            1,119
Issuance of common stock in connection with
 the acquisition of Voice FX....................                                                 5,646
Adjustment to conform fiscal periods for
 University Netcasting..........................                                                 1,647
Net loss........................................                                               (19,871)
                                                      ------     ----         -------         --------
Balance December 31, 1999.......................         (79)      --          (2,213)          41,378
                                                      ======     ====         =======         ========

Exercise of common stock options................                             389,968           4       168
Sale of common stock under employee stock
 purchase plan..................................                             145,638           2       412
Issuance of common stock in connection with
 the acquisitions of ScholarAid and College411..                             325,479           3     1,712
Issuance of common stock and warrants to At
Home and John Hancock Small Cap Value Fund......                           2,000,000          20     9,945
Issuance of common stock in connection with
the acquisition of CollegeClub..................                           1,324,761          13     4,808
Deferred compensation related to
 cancellation of stock options for
 terminated employees...........................                                                      (677)
Compensation relating to grants of stock
 Options........................................
Repayment of stock subscription.................
Net loss........................................                                                                 (28,722)
                                                 ----------   --------    ----------   ---------   -------    ----------
Balance December 31, 2000.......................         --         --    39,621,244         396   104,058       (73,096)
                                                 ==========   ========    ==========   =========   =======    ==========


Exercise of common stock options................                                                 172
Sale of common stock under employee stock
 purchase plan..................................                                                 414
Issuance of common stock in connection with
 the acquisitions of ScholarAid and College411..                                               1,715
Issuance of common stock and warrants to At
Home and John Hancock Small Cap Value Fund......                                               9,965
Issuance of common stock in connection with
the acquisition of CollegeClub..................                                               4,821
Deferred compensation related to
 cancellation of stock options for
 terminated employees...........................                                677               --
Compensation relating to grants of stock
 Options........................................                                771              771
Repayment of stock subscription.................        29                                        29
Net loss........................................                                             (28,722)
                                                   -------     ----      ----------       ----------
Balance December 31, 2000.......................   $   (50)    $ --      $     (765)      $   30,543
                                                   =======     ====      ==========       ==========

                             STUDENT ADVANTAGE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)
                             (RESTATED - SEE NOTE 1)


                                                                               Year Ended                     Three Months Ended
                                                                    December    December    December         March          March
                                                                    31, 1998    31, 1999    31, 2000       31, 2000       31, 2001
                                                                    --------    --------    --------       --------       --------
                                                                                                          (unaudited)    (unaudited)
Cash flows from operating activities:
  Net loss ........................................................ $(10,536)   $(19,871)   $(28,722)      $ (6,398)      $ (9,015)
  Adjustments to reconcile net loss to net cash provided by
     (used for) operating activities:
     Depreciation .................................................      315         829       2,925            471          1,356
     Amortization .................................................      840         956       3,457            536          1,365
     Reserve for bad debts ........................................       --         180         487            125            130
     Compensation expense relating to issuance of equity ..........      808       1,119         771            241            140
     Issuance of stock in exchange for services ...................      297         151        --             --             --
     Amortization of marketing expense associated with common
       stock warrant...............................................       --         444         888            222            222
     Gain on disposal of assets ...................................       --         (16)       --             --             --
     Equity interest in edu.com net loss ..........................       --         316       3,776            944            495
     Realized loss on write-off of investment .....................       --        --           367           --             --
     Changes in assets and liabilities, net of effects of
       acquisitions:
       Accounts receivable ........................................   (2,728)       (776)     (1,904)        (2,251)        (3,471)
       Prepaid expenses, other current assets and other assets ....     (169)     (2,375)      1,512            (86)          (730)
       Accounts payable ...........................................    1,271       1,003         128           (606)         1,269
       Accrued compensation .......................................      733         386       1,299           (479)          (840)
       Accrued expenses ...........................................      854       2,472       2,768          1,034            259
       Deferred revenue ...........................................    1,094       2,095      (5,811)          (363)         1,931
                                                                    --------    --------    --------       --------       --------
       Net cash used for operating activities .....................   (7,221)    (13,087)    (18,059)        (6,610)        (6,899)
                                                                    ========    ========    ========       ========       ========
Cash flows from investing activities:
  Purchases of fixed assets .......................................   (1,332)     (2,971)     (3,098)          (730)          (432)
  Acquisitions of businesses, net of cash acquired ................     (655)     (2,485)    (10,992)           (31)          --
  Purchases of marketable securities ..............................       --     (47,223)     (8,813)        (5,866)          --
  Proceeds from sale of marketable securities .....................       --      26,677      29,359         14,523           --
  Purchase of investment ..........................................       --      (4,262)     (1,368)        (1,000)          --
  Proceeds from sale of fixed assets ..............................       --          20        --             --             --
                                                                    --------    --------    --------       --------       --------
Net cash  (used for) provided by investing activities .............   (1,987)    (30,244)      5,088          6,896           (432)
                                                                    ========    ========    ========       ========       ========
Cash flows from financing activities:
  Proceeds from sale of preferred and common stock, net of
    issuance costs ................................................   11,916      49,892       9,965
  Repayment of note from stockholder ..............................      165        --            29             29           --
  Repayment of capital lease obligation ...........................       --        --          (217)          --             (445)
  Proceeds from exercise of common stock options, warrants
    and employee stock purchase plan ..............................        6         922         586            107             18
  Note payable ....................................................       --         100        --             --             --
  Proceeds from short-term debt -- related party ..................    1,410        --          --             --             --
  Repayment of short-term debt -- related party ...................   (1,635)       --          --             --             --
  Distributions to stockholders ...................................   (2,320)       --          --             --             --
                                                                    --------    --------    --------       --------       --------
       Net cash (used) provided by financing activities ...........    9,542      50,914      10,363            136           (427)
                                                                    ========    ========    ========       ========       ========
Adjustment to conform fiscal period of University Netcasting ......       --       1,647        --
Net increase (decrease) in cash and cash equivalents ..............      334       9,230      (2,608)           422         (7,758)
Cash and cash equivalents, beginning of period ....................    5,806       6,140      15,370         15,370         12,762
                                                                    --------    --------    --------       --------       --------
Cash and cash equivalents, end of period .......................... $  6,140    $ 15,370    $ 12,762       $ 15,792       $  5,004
                                                                    ========    ========    ========       ========       ========
Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for interest ............................ $     87    $   --      $      5       $   --         $   --
                                                                    ========    ========    ========       ========       ========
Cash paid during the year for taxes................................ $      1    $   --      $   --         $   --         $   --
                                                                    ========    ========    ========       ========       ========




              The accompanying notes are an integral part of these
                supplemental consolidated financial statements.

                             STUDENT ADVANTAGE, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.  ORGANIZATION, NATURE OF BUSINESS AND BASIS OF PRESENTATION


    Student Advantage, Inc. (the "Company") is a media and commerce connection for college students and the businesses and universities that serve them. The Company reaches students online through its network of web sites, including collegeclub.com and studentadvantage.com, and offline through the Student Advantage Membership and SA Cash Programs. The Company also offers business-to-business marketing and events and promotion services, and information services, internet content and data management services to colleges and universities.


    Student Advantage, Inc. is the surviving entity of a reorganization of Student Advantage LLC, a limited liability company. In October 1998, Student Advantage LLC effected a recapitalization pursuant to which each of the 10,911 outstanding Members' Interests converted into 137 Preferred Members' Interests and 1,479 Common Members' Interests, (or an aggregate of 1,497,036 Preferred Members' Interests and 16,133,892 Common Members' Interests). Each Member received the proportion of Preferred and Common Members' Interests that corresponded to such Member's proportion of the 10,911 Members' Interests that existed immediately prior to the recapitalization. Immediately following such recapitalization, certain Members sold an aggregate of 1,250,000 Preferred Members' Interests to two investors for aggregate consideration of $10 million. Immediately following such transaction, the Company was reorganized from an "LLC" to a "C" corporation, and as part of such reorganization, each Member received the number of shares of common stock and of preferred stock of the Company that was equal to the number of common and preferred Members' Interests that such Member held immediately prior to the reorganization. The assets and liabilities of the limited liability company were transferred to Student Advantage at historical cost. The recapitalization and reorganization have been accounted for retroactively in the accompanying financial statements.

    Student Advantage is subject to the risks and uncertainties common to growing companies, including reliance on certain customers, growth and commercial acceptance of the internet, dependence on principal products and services and third-party technology, activities of competitors, dependence on key personnel such as Raymond V. Sozzi, Jr., Student Advantage's President and Chief Executive Officer, and limited operating history. We continue to operate as a single segment since the financial information reviewed by the chief decision maker reflects one segment.

    Student Advantage has also experienced substantial net losses since its inception and, as of December 31, 2000, had an accumulated deficit of $73.1 million. Such losses and accumulated deficit resulted primarily from significant costs incurred in the development of the Company's products and services and the preliminary establishment of the Company's infrastructure. For the foreseeable future, the Company expects to continue to experience growth in its operating expenses in order to execute its current business plan that requires significant growth in revenues. If revenue projections do not materialize as anticipated, the Company may be required to obtain additional financing. If additional financing is not obtained then management will take appropriate action to manage cash resources, which would include the implementation of cost reduction measures. Management estimates that these cost reductions would provide the necessary funding for operations at such reduced revenue levels. Failure to generate sufficient revenues, obtain additional capital or financing if needed, or reduce certain discretionary spending if necessary, could have a material adverse effect on the Company's ability to achieve its intended business objectives.

    In May 1999, the Company increased the number of authorized shares of common stock to 50,000,000. On April 5, 1999, the Company declared a 3-for-1 stock split in the form of a stock dividend, which was effective on May 21, 1999. On June 23, 1999, the Company increased the number of total authorized shares of common stock to 150,000,000. All periods presented have been restated to reflect the stock dividend.

    In June 1999, the Company acquired University Netcasting, Inc. ("UNI"). This acquisition was accounted for using the pooling of interests method; accordingly, the historic consolidated financial statements of Student Advantage prior to the acquisition have been restated to reflect the financial position, results of operations and cash flows of UNI.


    As discussed in Note 2, the Company held a minority investment in edu.com, Inc. ("edu.com"). This investment had been accounted for under the cost method of accounting for investment in common stock. On May 10, 2001 Student Advantage acquired substantially all assets of edu.com. The resulting treatment of the additional investment is to be in accordance with Accounting Principles
Bulletin: The Equity Method for Accounting for Investments in Common Stock ("APB 18"), which requires the application of step accounting in accordance with Accounting Research Bulletin 51: Consolidated Financial Statements Elimination of Intercompany Investment ("ARB 51"). Accordingly, Student Advantage has retroactively restated their investment in edu.com on the equity method of accounting and recorded its ownership percentage of edu.com's net loss for the years ended December 31, 1999 and 2000. As a result of applying the equity method in edu.com, a portion of the cost of the Company's investment has been allocated to the equity in the net assets of edu.com, amounting to approximately $1,064,000 and $174,000 for the transactions occurring in 1999 and 2000, respectively. The difference between the cost of the investment and underlying equity in net assets (approximately $3,198,000 and $826,000 for the transactions occurring in 1999 and 2000, respectively) has been allocated to goodwill. The goodwill is being amortized over two years.



     The accompanying financial statements reflect the following changes (in thousands except share data):

                                            For the Year Ended December 31, 1999
                                            ------------------------------------
                                              As Restated           As Reported
                                            ------------------------------------
Net loss ...........................          $(19,871)             $(19,555)
Investment .........................          $  3,946              $  4,262
Loss per Share .....................          $  (0.72)             $  (0.71)




                                            For the Year Ended December 31, 2000
                                            ------------------------------------
                                              As Restated           As Reported
                                            ------------------------------------
Net loss ...........................          $(28,722)             $(24,946)
Investment .........................          $  1,171              $  5,263
Loss per Share .....................          $  (0.79)             $  (0.68)


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Principles of Consolidation

     The consolidated financial statements include the accounts of Student Advantage, Inc. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

     Student Advantage considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Student Advantage invests its excess cash in money markets and certificates of deposit, which are subject to minimal credit and market risk. Student Advantage's cash equivalents are classified as "available for sale" and are recorded at cost which approximates fair value. As of December 31, 1999 and 2000, the Company had cash equivalents of $10.2 and $11.2 million included in cash and cash equivalents.

   Marketable Securities

     Marketable securities consist of certificates of deposit, commercial paper and other equity securities with maturities greater than three months. The Company classifies its marketable securities as "available for sale" and reports them at fair value, with unrealized gains and losses excluded from earnings and reported as an adjustment in stockholders' equity. As of December 31, 1999, the cost of the marketable securities approximates fair value. All marketable securities held at December 31, 1999 mature within one year. Gross realized and unrealized gains and losses which are calculated on a specific identification basis, for the year ended December 31, 1999 were immaterial.

   Investments




     On November 12, 1999, Student Advantage made an equity investment in edu.com, Inc. ("edu.com"), a privately held e-commerce company. Student Advantage paid approximately $4.3 million in exchange for approximately 922,000 shares of Series B preferred stock of edu.com. In January 2000, Student Advantage invested an additional $1.0 million in exchange for approximately 217,000 shares of Series B preferred stock.


     On July 12, 2000, Student Advantage made an investment in alumnipride.com, Inc., ("alumnipride.com"), a privately held company providing customized web sites to national alumni associations. Student Advantage paid approximately $350,000 in exchange for approximately 97,000 shares of Series B preferred stock of alumnipride.com. In October 2000, alumnipride.com, was acquired by UConnections.com, Inc. ("Uconnections.com"), and the shares of preferred stock of alumnipride.com were exchanged for 270,569 shares of common stock of UConnections.com. At December 31, 2000 the Company evaluated the investment and determined that the fair value had been permanently impaired and accordingly recorded a realized loss in the amount of $367,000.


   Revenue Recognition

    The Company derives student services revenue from subscription, commerce and advertising. Subscription revenue is derived from membership fees related to enrolling students in the Student Advantage Membership Program. Subscription revenue is recognized ratably from the date of subscription to the end of the annual membership period, which ends on August 31 of each year. Commerce revenue is derived primarily from transaction-based revenue earned for reselling products and services and acquiring student customers on behalf of other businesses. This revenue is recognized upon the completion of the related contractual obligations. The Company derives revenue from advertisements placed in SAM, Student Advantage Magazine and on its network of web sites. Revenue from fees related to advertisements placed in SAM is recognized when the magazine is shipped to members. Web site advertising revenue is recognized as the related impressions are displayed, provided that no significant obligations remain and collection of the related receivable is assured. Certain advertising arrangements include guarantees of a minimum number of impressions. For arrangements with guarantees, revenue is recognized based upon the lesser of:
(1) ratable recognition over the period the advertising is displayed, provided that no significant Company obligations remain and collection of the receivable is assured, or (2) a pro-rata portion of contract revenue based upon impressions delivered relative to minimum guaranteed impressions to be delivered.

    The Company derives corporate and university solutions revenue from commerce and marketing services. Commerce revenue includes primarily transaction-based fees earned in connection with acquiring customers on behalf of our corporate clients. This revenue is recognized upon the completion of the related contractual obligations. Marketing services revenue is derived primarily from providing tailored marketing services to businesses seeking to market their products and services to college students. Fees from marketing services are recognized as the related services are rendered, provided that no significant obligations remain and collection of the related receivable is assured. Payments received in advance of revenue being earned are recorded as deferred revenue.


In accordance with the Emerging Issues Task Force ("EITF") Issue No. 99-17 Accounting for Advertising Barter Transactions, the Company has appropriately recorded barter revenue and expense based upon the fair value of the advertising surrendered in the transaction. Fair value is established by reference to comparable cash transactions during the six month period preceding the barter transaction. Generally, barter transactions involve exchanges of banner advertising. For the years ended December 31, 1999 and 2000, the Company recorded $580,000 and $1.2 million respectively of barter revenue and $523,000 and $1.2 million respectively of barter expense recorded as sales and marketing expense.


    In accordance with Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101") and EITF Issue No. 99-19 "Reporting Revenue Gross as a Principal versus Net," the Company has evaluated its revenue and determined that it is being appropriately reported in accordance with the guidance. Student Advantage has recorded certain of its commerce revenue at gross as the Company is the considered the primary obligor in the transaction.


    In accordance with SAB 101 and EITF Issue No. 00-21 "Accounting for Multiple-Element Revenue" (currently in discussion) the Company has evaluated any such arrangements and determined that revenues are being appropriately reported in accordance with the guidance. Multiple element arrangements have been recognized as revenue either based on the relative fair value of each component, or based on straight-line recognition over the term of the agreement.


   Fair Value of Financial Instruments

    The carrying amounts of Student Advantage's financial instruments, which include cash equivalents, marketable securities, accounts payable, accrued expenses and notes payable, approximate their fair values at December 31, 1999 and 2000.


   Concentrations of Credit Risk and Significant Customers

    Financial instruments which potentially expose the Company to concentration of credit risk are comprised primarily of cash, cash equivalents, marketable securities and trade accounts receivable. The Company places its cash, cash equivalents and marketable securities with financial institutions that have high credit ratings. Management believes its credit policies are prudent and reflect normal industry terms and business risk. The Company does not anticipate non-performance by the counterparties and, accordingly, does not require collateral. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations. For the years ended December 31, 1998 and 1999 one customer accounted for 61% and 55% of total revenue, respectively. For the year ended December 31, 2000, two customers accounted for 50% of total revenue. At December

31, 1998, one customer accounted for 60% of accounts receivable, and at December 31, 1999 and 2000, two customers accounted for 56% and 36% of accounts receivable, respectively.

 Product Development

     Costs incurred in product development by Student Advantage are expensed as incurred.

Property and Equipment

     Fixed assets are recorded at cost. Depreciation is recorded using the straight-line method over estimated useful lives as follows:

                                        YEARS
                                        -----

Furniture and fixtures...............     3
Computer equipment and software......     2-3
Equipment............................     3


     Amortization of capitalized leased assets and leasehold improvements is recorded using the straight-line method over the shorter of the lease term or the useful life. Repair and maintenance costs are expensed as incurred. When fixed assets are retired or otherwise disposed of, the asset cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in income.

   CAPITALIZED COMPUTER SOFTWARE COSTS


     The Company records expenditures for computer software in accordance with the provisions of Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." The Company reports computer software cost in product development. The Company had capitalized $736,000 and $454,000 and in 1999 and 2000, respectively. Amortization of software cost is provided on a straight-line basis over two or three years.


   WEB SITE DEVELOPMENT COSTS


     The Company records expenditures for web site development in accordance with the provision of the Emerging Issues Task Force Issue No. 00-02, "Accounting for Web Site Development Costs." The Company reports web site development costs in product development. The Company had capitalized $233,000 and $799,000 in 1999 and 2000, respectively. Amortization of web site development cost is provided on a straight-line basis over two or three years.


Intangible and Other Assets

     Intangible assets include the excess of the purchase price over identifiable net assets acquired in acquisitions. Such assets include goodwill, completed technology, workforce, customer lists and non-compete agreements, web sites and other intangible assets, which are being amortized on a straight-line basis over their estimated economic lives ranging from two to five years. Accumulated amortization was $1.8 million and $5.3 million at December 31, 1999 and 2000, respectively. The Company periodically evaluates its intangible assets for potential impairment. In 2000, the Company amortized to expense the remaining balance of goodwill related to the purchase of substantially all the assets of Mentor Interactive due to a change in estimated economic life.

   Accounting for Stock-Based Compensation

     Student Advantage accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Student Advantage's common stock at the date of grant. Student Advantage has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 8). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB No. 25 ("FIN 44"). FIN 44 clarifies the application of APB 25 and, among other issues clarifies the following: the definition of an employee for purposes of applying APB 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination.

FIN 44 was effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred at earlier dates. The application of FIN 44 has not had a material impact on the Company's financial position or results of operations.

   Income Taxes

    Prior to its reorganization as a C Corporation in 1998 (Note 1), Student Advantage was treated as a limited liability company for federal and state income tax purposes. Accordingly, no provision for corporate income taxes was recorded during this period and all losses were passed through to Student Advantage LLC's members. At the time of its reorganization, Student Advantage adopted the liability method of accounting for income taxes as set forth in SFAS No. 109, "Accounting for Income Taxes."

   Advertising Expense

    Student Advantage recognizes advertising expense as incurred. Advertising expense was approximately $824,000, $1.2 million and $1.0 million for the years ended December 31, 1998, 1999 and 2000, respectively.

   Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Flow Information

    During 1998, the Company issued 65,858 shares of Preferred Stock and 709,768 shares of Common Stock in connection with a contingent payment relating to a 1997 acquisition of a company.

    During 1998, the Company issued 48,022 shares of Preferred Stock and 517,538 shares of Common Stock in exchange for a note receivable of $165,000.

    During 1999, the Company issued 643,138 shares of Common Stock and a warrant to purchase 24,000 shares of Common Stock, in connection with the acquisitions of companies.


Assets acquired and liabilities assumed in connection with these acquisitions were as follows (in thousands):
  Fair value of tangible and intangible assets and goodwill acquired.......   $  8,626
  Common stock, common stock options and warrants issued...................     (6,189)
  Cash paid................................................................     (1,462)
                                                                              --------
  Liabilities assumed......................................................   $    975
                                                                              ========


    During 1999, the Company issued 8,658 shares of Common Stock in exchange for services received.

    During 1999, the Company issued 237,000 shares of Common Stock in exchange for notes receivable of $79,000.

    During 1999 the Company issued a warrant to purchase 550,000 shares of Common Stock to Lycos, Inc. in connection with a marketing agreement (Note 7).

    During 2000, the Company issued 1,650,240 shares of Common Stock in connection with the acquisitions of companies.


Assets acquired and liabilities assumed in connection with these acquisitions were as follows (in thousands):
  Fair value of tangible and intangible assets and goodwill acquired......   $ 21,292
  Common stock, common stock options and warrants issued..................     (6,536)
  Cash paid...............................................................    (11,004)
                                                                             --------
  Liabilities assumed.....................................................   $  3,752
                                                                             ========




   Net Loss Per Share


    Net loss per share is computed under SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed using the weighted average number of shares. Diluted loss per share does not differ from basic loss per share since potential common shares from conversion of preferred stock (in 1997 and 1998) and exercise of stock options and warrants are anti-dilutive for all periods presented.

   Reclassification

    The financial statements for the years ended December 31, 1998, 1999 and 2000, reflect a change in the classification of revenue categories and the associated cost of sales. The classifications have been changed from "Subscription" and "Other" to "Student Services" and "Corporate and University Solutions." In addition, the financial statements for the years ended December 31, 2000 and 1999 reflect a change in the presentation of stock based compensation charges. The charges have been included in each of the operating expense line items rather than as a separate line item. Certain prior year amounts have been reclassified to conform to current year presentation.

Recently Issued Accounting Pronouncements


In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"). The new standard establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. On July 7, 1999, the FASB issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment to FASB Statement No. 133." SFAS 133, as amended by SFAS 137, is effective for Student Advantage's fiscal year ending December 31, 2001. On June 19, 2000, certain provisions of SFAS 133 were amended by SFAS 138, "Accounting for Certain Derivative Instruments - an amendment to FASB Statement No. 133." The adoption of SFAS No. 133 will not have a material effect on our financial position or results of operations.



In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements." This bulletin summarizes certain views of the staff on applying generally accepted accounting principles to revenue recognition in financial statements. The staff believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. We were required to adopt SAB 101 in the fourth quarter of 2000. The application of this bulletin did not have a material impact on our financial position or results of operation in fiscal 2000 as our existing revenue recognition policies were consistent with SAB 101.



In October 2000, the Emerging Issues Task Force (EITF) issued No. 00-14, "Accounting for Certain Sales Incentives." This Issue addresses the recognition, measurement, and income statement classification for sales incentives offered voluntarily by a vendor without charge to customers that can be used in, or that are exercisable by a customer as a result of, a single exchange transaction. The EITF also issued No. 99-19, "Reporting Gross as a Principal versus Net as an Agent." The issue addresses whether a company should report revenue based on (a) the gross amount billed to a customer because it has earned revenue from the sale of the goods or services or (b) the net amount retained (that is, the amount billed to the customer less the amount paid to a supplier) because it has earned a commission or fee. Both were effective in connection with the implementation of Staff Accounting Bulletin 101. The application of this bulletin did not have a material impact on our financial position or results of operation in 2000.



    In October 2000, the EITF issued Issue No. 00-16, "Recognition and Measurement of Employer Payroll Taxes on Employee Stock-Based Compensation". The issue addresses when a liability for employee payroll taxes on employee stock compensation should be recognized, which is on the date of the event triggering the measurement and payment of the tax to the taxing authority (for a nonqualified option in the United States, generally the exercise date). The application of this issue did not have a material impact on our financial position or results.



    In February 2001, the EITF issued Issue No. 00-19, "Determination of Whether Share Settlement Is Within the Control of the Issuer for Purposes of Applying Issue No. 96-13". The issue addresses the accounting for contracts that are indexed to, and potentially settled in, a company's own stock. The issue was effective for all new contracts and contract modifications entered into after September 20, 2000. For contracts that exist on September 20, 2000, the issue should be applied on June 30, 2001, to those contracts that remain outstanding at that date. We do not expect the application of this issue will have a material impact on our financial position or results.


3.  ACQUISITIONS

    For acquisitions accounted for under the purchase method, the purchase price of each transaction has been allocated to the assets acquired and liabilities assumed based on the fair value of such assets and liabilities at the respective acquisition dates.

    Student Advantage entered into an agreement effective January 1, 1998 for the purchase of Collegiate Advantage, Inc. ("Collegiate Advantage"), a provider of marketing and promotional services to the college community. The cost of the acquisition consisted of $601,000 in cash (including transaction costs) and the assumption of liabilities of $275,000. During 1998, the Company paid additional contingent consideration of $50,000. During 1999, the Company agreed to make additional payments totaling $715,000 in three installments ending on January 31, 2001. As of December 31, 2000, $100,000 remained outstanding. These additional payments have been recorded as an additional cost of the assets acquired. This acquisition was accounted for under the purchase method of accounting; accordingly, the operating results of Collegiate Advantage have been included in Student Advantage's financial statements since January 1, 1998. Goodwill and other intangible assets in the aggregate of $1.4 million were recorded with the acquisition and are being amortized over five years.

    On April 1, 1999, Student Advantage completed its acquisitions of The Travel Holding Group, LLC ("The Travel Holding Group"), and The Campus Agency, LLC ("The Campus Agency), in exchange for a promissory note in the amount of $330,000 that has been paid in full. The Campus Agency provides media planning and strategy consulting services to the U.S. student travel market. The Travel Holding Group is a reseller of Eurail passes. The acquisitions have been accounted for under the purchase method of accounting; accordingly, the results of operations of each company have been included in Student Advantage's results beginning on the acquisition date. Goodwill and other intangible assets in the aggregate amount of $307,000 were recorded in connection with these acquisitions and are being amortized over three years.

    On May 27, 1999, Student Advantage acquired substantially all of the assets of Mentor Interactive Corp., a provider of internet-based research tools and related materials, in exchange for 18,056 shares of common stock and a warrant to purchase 24,000 shares of common stock at a purchase price of $11.08 per share with an aggregate estimated fair value of approximately $300,000. This acquisition has been accounted for under the purchase method of accounting; accordingly, the results of Mentor Interactive Corp. have been included in Student Advantage's results beginning on the acquisition date. Goodwill and other intangible assets in the aggregate of $312,000 were recorded with the acquisition. Due to a change in estimated economic life, the remaining balance of approximately $226,000 was fully amortized in 2000.

    On June 11, 1999, Student Advantage acquired Transaction Service Providers, Inc. ("Transaction Service Providers"), a provider of debit card services to college students and local merchants. This acquisition has been accounted for using the pooling of interests method; because the historical results of operations and financial position of Transaction Service Providers were immaterial to Student Advantage, prior period financial statements have not been restated. Accordingly, Transaction Service Providers' results of operations have been included in Student Advantage's results as of April 1, 1999. In connection with the acquisition, Student Advantage issued 195,000 shares of common stock to the stockholders of Transaction Service Providers.

    On June 18, 1999, Student Advantage acquired all of the outstanding stock of University Netcasting, Inc. ("UNI") in exchange for 2,425,610 shares of Student Advantage common stock and the conversion of all UNI outstanding common stock options for options to purchase 66,634 shares of Student Advantage common stock. UNI is a leading operator of official athletic web sites for colleges, universities and college sports associations. Through its FANSonly Network, UNI provides sports fans with comprehensive online information and analysis on college sports. This acquisition was accounted for using the pooling of interests method; accordingly, the historic consolidated financial statements of Student Advantage prior to the acquisition have been restated to reflect the financial position, results of operations and cash flows of UNI.

    Effective June 18, 1999, UNI's fiscal year end changed from March 31 to December 31 to conform to Student Advantage's year end. UNI's results of operations for the years ended March 31, 1997, 1998 and 1999 have been included in Student Advantage's December 31, 1996, 1997 and 1998 results, respectively. UNI's results for year ended December 31, 1999 have been included in Student Advantage's year ended December 31, 1999 results. Accordingly, UNI's operations for the three months ended March 31, 1999 have been included in Student Advantage's results for both the years ended December 31, 1998 and 1999. Revenue and net loss for UNI for the three months ended March 31, 1999 were $682,000 and $1.6 million, respectively. This net loss has been reported as an adjustment to the consolidated accumulated deficit.

    The following is a reconciliation of revenues and net loss previously reported by Student Advantage for the year ended December 31, 1998, with the combined amounts currently presented in the consolidated financial statements for those periods (in thousands):

                                12/31/98         3/31/99    12/31/98
                            STUDENT ADVANTAGE      UNI      COMBINED
                            -----------------    -------    --------

Revenues.................       $ 17,443         $ 1,917    $ 19,360
Net loss.................       $ (5,115)        $(5,421)   $(10,536)

    On October 7, 1999, Student Advantage acquired Voice FX Corporation ("Voice FX"), a leading provider of internet and interactive voice response services to college and university registrars. In connection with the acquisition, Student Advantage paid approximately $1.1 million in cash, issued 430,082 shares of Student Advantage common stock, valued at approximately $5.0 million, and agreed to assume all outstanding options to purchase Voice FX common stock through issuing 59,687 options to purchase common stock valued at approximately $700,000. Student Advantage also incurred approximately $150,000 in professional and other fees associated with this acquisition. The acquisition has been accounted for under the purchase method of accounting; accordingly, Voice FX's results of operations have been included in Student Advantage's results of operations beginning on the acquisition date. Goodwill and other intangible assets in the aggregate amount of $6.4 million have been recorded in connection with the acquisition and are being amortized on a straight-line basis over expected useful lives of between three and five years.

The acquired assets and assumed liabilities associated with the purchase of Voice FX have been allocated as follows (in thousands):

Working capital, net...............................         $    21
Fixed assets.......................................             564
Completed technology...............................           1,230
In-place workforce.................................             470
Goodwill...........................................           4,644
                                                            -------
  Total purchase price.............................         $ 6,929
                                                            =======

    The following unaudited pro forma data summarizes the results of operations for the years ended December 31, 1998 and 1999 as if the acquisition of Voice FX had been completed on the first day of each respective period. The pro forma data gives effect to actual operating results prior to the acquisition and adjustments to reflect amortization of goodwill and other intangible assets. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred on January 1, 1998 and 1999, respectively or that may be obtained in the future.

                                                          YEAR ENDED DECEMBER 31,
                                                         ------------------------
                                                            1998           1999
                                                         ---------       --------
                                                         (UNAUDITED, IN THOUSANDS,
                                                           EXCEPT PER SHARE DATA)
Net revenue.......................................       $  21,395       $ 31,571
Net loss..........................................       $ (13,328)       (22,097)
$(22,097)
Net loss per common share:
  Basic and diluted...............................       $   (0.73)      $  (0.81)
(0.81)


    On May 17, 2000, Student Advantage acquired College411.com, Inc. ("College411"), a provider of web-based college and university student-focused content. In connection with the acquisition, Student Advantage issued 193,837 shares of common stock, assumed all of College411's outstanding common stock options, which were converted into options to purchase a total of 36,162 shares of the Company's common stock, and forgave a loan of approximately $250,000. The acquisition has been accounted for under the purchase method of accounting and the results of operations have been included in Student Advantage's results of operations beginning on the acquisition date. Goodwill and other intangible assets in the aggregate amount of $1.5 million have been recorded in connection with the acquisition and are being amortized on a straight-line basis over two years.

    On May 18, 2000, Student Advantage acquired ScholarAid.com, Inc. ("ScholarAid"), a provider of web-based scholarship and educational research tools. In connection with the acquisition, Student Advantage issued 131,638 shares of common stock, assumed all of ScholarAid's outstanding common stock options, which were converted into options to purchase a total of 21,302 shares of the Company's common stock, and forgave a loan of approximately $493,000. The acquisition has been accounted for under the purchase method of accounting and the results of operations have been included in Student Advantage's results of operations beginning on the acquisition date. Goodwill and other intangible assets in the aggregate amount of $1.4 million have been recorded in connection with the acquisition and are being amortized on a straight-line basis over three years.

     On July 28, 2000, Student Advantage acquired from CollegeClub.com, Inc. ("CollegeClub"), certain assets of its eStudentLoan, LLC subsidiary relating to its student loan search engine business, in exchange for approximately $910,000 in cash. The acquisition has been accounted for under the purchase method of accounting and the results of operations of the acquired business have been included in Student Advantage's results beginning on the acquisition date. An intangible asset in the approximate amount of $1.1 million has been recorded in connection with this acquisition and is being amortized on a straight-line basis over three years.


    On October 31, 2000, Student Advantage acquired substantially all of the assets of CollegeClub, an integrated communications and media internet company for college students, and certain of its subsidiaries that had filed for protection under Chapter 11 of the federal Bankruptcy Code, in exchange for approximately $8.3 million in cash, 1,324,761 shares of Student Advantage common stock and the assumption of certain liabilities. Up to an additional $5 million in cash will be paid to CollegeClub if certain web site revenue performance goals described in the acquisition agreement are met during 2001. If the CollegeClub.com web site generates revenues equal to or in excess of $20 million, additional amounts will become due ranging from a minimum payment of $1.5 million to a maximum payment of $5 million dollars for revenues equal to or in excess of $25 million. If the performance goals are met, any additional payments due thereunder will be recorded as an additional cost of the assets acquired and will be amortized over the original amortization period. The sale was approved by the federal Bankruptcy Court in Southern California. The acquisition has been accounted for under the purchase method of accounting and the results of the acquired business have been included in Student Advantage's results beginning on the acquisition date. An intangible asset, related to a contract with a customer that was acquired through the acquisition, in the approximate amount of $4.6 million has been recorded in connection with this acquisition and is being amortized on a straight-line basis over thirty months.

The acquired assets and assumed liabilities associated with the purchase of CollegeClub have been allocated as follows (in thousands):

Working capital, net...................................      $ 2,359
Long-term obligation under capital leases..............       (2,045)
Fixed assets...........................................        8,769
Contracts..............................................        4,649
                                                             -------
  Total purchase price.................................      $13,732
                                                             =======

    The following unaudited pro forma data summarizes the results of operations for the years ended December 31, 1999 and 2000 as if the acquisition of CollegeClub had been completed on the first day of each respective period. The pro forma data gives effect to actual operating results prior to the acquisition and adjustments to reflect amortization of goodwill and other intangible assets. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred on January 1, 1999 and 2000, respectively, or that may be obtained in the future.

                                                          YEAR ENDED DECEMBER 31,
                                                         -------------------------
                                                            1999            2000
                                                         ---------       ---------
                                                         (UNAUDITED, IN THOUSANDS,
                                                           EXCEPT PER SHARE DATA)
Net revenue.........................................     $  30,557       $  54,239
Net loss............................................     $ (46,378)      $ (74,840)
Net loss per common share:
  Basic and diluted.................................     $   (1.69)      $   (2.05)

4.  PROPERTY AND EQUIPMENT

    Property and equipment consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                            --------------------
                                                              1999         2000
                                                            -------      -------
Furniture and fixtures ...............................      $   246      $   396
Computer equipment and software ......................        5,607       17,366
Equipment ............................................          298          465
Leasehold improvements ...............................          699          853
                                                            -------      -------
                                                              6,850       19,080

Less: Accumulated depreciation and amortization ......        2,812        5,737
                                                            -------      -------
                                                            $ 4,038      $13,343
                                                            =======      =======

    Depreciation and amortization expense with respect to property and equipment and capital leases for the years ended December 31, 1998, 1999 and 2000 was $351,000, $866,000 and $2.9 million, respectively.

5.  BORROWINGS

    During 1998, the Company entered into a $1.25 million line of credit agreement with a bank expiring in April of 1999. The agreement was subject to certain financial covenants as defined in the agreement, and the assets of the Company collateralized the related obligation. Borrowings under the agreement bore interest at the bank's rate, which at December 31, 1998 was 9.25%. During 1998, the Company borrowed $1.25 million under the agreement. There were no borrowings outstanding at December 31, 1998.

In April 1999, this line of credit agreement was replaced with and superseded by a new line of credit agreement that provided for borrowings of up to $2.75 million, including a $250,000 equipment line of credit. The terms of this line of credit agreement required the maintenance of certain minimum financial ratios and conditions and included other covenants similar to those in the initial agreement. A termination of the Company's agreements with AT&T gave the bank the right to terminate the credit agreement. All borrowings under this line of credit agreement bore interest at a rate of LIBOR plus 2% or at the bank's rate (8.0%)
at December 31, 1999). There were no borrowings outstanding at December 31, 1999. Student Advantage's $2.75 million bank line of credit and equipment lease credit facility expired according to its term on August 31, 2000.


6.  PREFERRED STOCK

   Undesignated Preferred Stock

    On April 5, 1999, Student Advantage's Board of Directors approved, which the stockholders approved in May 1999, 5,000,000 shares of undesignated preferred stock. Issuances of the undesignated preferred stock may be made at the discretion of the Board of Directors (without stockholder approval), in one or more series and with such designations, rights and preferences as determined by the Board. As a result, the undesignated preferred stock may have dividend, liquidation, conversion, redemption, voting or other rights which may be more expansive than the rights of holders of common stock. At December 31, 1999 and 2000 there were no shares of undesignated preferred stock issued and outstanding.

7.  STOCKHOLDERS' EQUITY

 Initial Public Offering ("IPO")

    On June 23, 1999, the Company completed an IPO of 6,000,000 shares of common stock resulting in proceeds of approximately $44.6 million. Upon closing of the IPO, each outstanding share of redeemable convertible preferred stock converted into shares of common stock at a three to one ratio. On July 21, 1999, an additional 900,000 shares of common stock were issued by the Company as a result of the full exercise of the underwriters' over-allotment option. The Company received additional proceeds of $6.7 million as a result of the exercise.


Private Placement

    On October 27, 2000, the Company issued 800,000 shares of common stock to At Home Corporation ("Excite@Home"), a provider of broadband services, and 1,200,000 shares of common stock to John Hancock Small Cap Value Fund, for an aggregate purchase price of $10 million. The Company also issued to these investors warrants to purchase a total of 1,000,000 shares of common stock, half of which were issued with an exercise price of $5 per share and half of which were issued with an exercise price of $6 per share. In connection with the transaction, the Company entered into an alliance agreement with Excite@Home to jointly market Excite@Home's broadband service and Student Advantage Network content to student and university customers.

Warrants


    In July 1999, Student Advantage entered into a marketing agreement with Lycos, Inc. In connection with the transaction, Lycos was granted a warrant (the "Lycos warrant") to purchase 550,000 shares of Student Advantage common stock at a purchase price of $10.875 per share. The Lycos warrant terminates on July 21, 2002 and is exercisable on or after July 21, 2000. The Company valued the Lycos warrant, using the Black-Scholes method, at $2.2 million, which is included in other assets and is being recognized as a sales and marketing expense on a straight-line basis over the thirty-month term of the marketing agreement. During 1999 and 2000 respectively, $444,000 and $888,000 of the warrant's value was recognized as sales and marketing expense.


    In May 1999, Student Advantage issued a warrant for the purchase of 24,000 shares of common stock at a purchase price of $11.08 per share in connection with its acquisition of Mentor Interactive Corp. (see Note 3). This warrant was exercisable upon issue and expired unexercised on May 27, 2000.


    In October 2000, Student Advantage issued a warrant for the purchase of 200,000 shares of common stock with an exercise price of $5.00 and an additional warrant for the purchase of 200,000 shares of common stock with an exercise price of $6.00 to Excite@Home in connection with the private placement.
These warrants are exercisable upon issuance and expire on October 26, 2002 and October 26, 2003, respectively. The Company valued the warrants, using the Black-Scholes method, at $846,000.


    In October 2000, Student Advantage issued a warrant for the purchase of 300,000 shares of common stock with an exercise price of $5.00 and an additional warrant for the purchase of 300,000 shares of common stock with an exercise price of $6.00 to John Hancock Small Cap Value Fund in connection with the private placement. These warrants are exercisable upon issuance and expire on October 26, 2002 and October 26, 2003, respectively. The Company valued the warrants, using the Black-Scholes method, at $1.3 million.

    As of December 31, 2000, the Company has reserved 1,550,000 shares of its common stock for the exercise of these warrants.

8.  STOCK AWARD PLANS

   1995 Stock Option Plan

In 1995, the Board of Directors of UNI adopted the 1995 Stock Option Plan (the "1995 Plan") authorizing the issuance of incentive and non-qualified options and UNI common stock to select employees and non-employees. Options granted under the 1995 Plan expire in ten years or less. The vesting terms were set by the 1995 Plan's administrator, and were generally established with monthly vesting over periods of four years, including cliff vesting at the end of the first year of 25%. Stock option activity under this plan is reflected in the table below.

1996 Stock Option Plan

    In 1996, the Board of Directors of UNI adopted the 1996 Stock Option Plan (the "1996 Plan") authorizing the issuance of incentive and non-qualified stock to eligible employees. Options granted under the 1996 Plan expire in ten years or less. The vesting terms were set by the 1996 Plan's administrator, and were generally established with monthly vesting over a four-year period and cliff vesting at the end of the first year of 25%. Stock option activity under this plan is reflected in the table below.

   1998 Stock Incentive Plan

    Under the 1998 Incentive Stock Plan, the Board of Directors may award options and restricted stock or other stock-based awards. Incentive stock options may not be granted at less than the fair market value of Student Advantage's common stock at the date of grant, for a term not to exceed ten years and generally vesting over a four-year period. The exercise price under each non-qualified stock option shall be specified by the Board of Directors. Awards made under the 1998 Stock Plan may be made at the discretion of the Board of Directors with terms to be defined therein.

    On April 5, 1999, the Board approved an amendment to the 1998 Stock Plan, which the stockholders approved in May 1999, providing for the issuance of up to an aggregate 7,500,000 shares of Student Advantage common stock to eligible employees, officers, the Board of Directors with terms to be defined therein.

    On May 19, 2000, the Board approved an amendment to the 1998 Stock Plan, which the stockholders approved in May 2000, providing for an increase in the number of shares of common stock issuable under the plan from 7,500,000 to 9,500,000 shares.

    During 1998, Student Advantage granted stock options to purchase 2,313,000 shares of its common stock with an exercise price of $0.33 per share. During 1999, Student Advantage granted stock options to purchase 47,550 shares of its common stock with an exercise price of $1.87 per share. During 1998 and 1999, Student Advantage recorded deferred compensation of $4.2 million and $228,000, respectively, representing the differences between the estimated fair market value of the common stock on the date of grant and the exercise price. During 1998, 1999 and 2000 Student Advantage recorded compensation expense relating to these options totaling $808,000, $1.1 million and $771,000, respectively. Compensation relating to options which vested immediately upon grant was expensed in full at the date of grant, while compensation related to options which vest over time was recorded as a component of stockholders' equity (deficit) and is being amortized over the vesting periods of the related options. In 1999 and 2000, as a result of employee terminations deferred compensation related to certain of these options was reduced by approximately $259,000 and $677,000, respectively. Had compensation cost for the Company's option grants been determined based on the fair value at the date of grant consistent with the method prescribed by SFAS No. 123, Student Advantage's net loss and net loss per share would have increased to the pro forma amounts indicated below:


                                                  YEAR ENDED DECEMBER 31,
                                            -----------------------------------
                                              1998          1999        2000
                                            ---------    ---------    ---------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)

Net loss:
  As reported .......................       $ (10,536)   $ (19,871)   $ (28,722)
  Pro forma .........................         (10,574)     (22,082)     (33,739)
Basic and diluted net loss per share:
  As reported .......................           (0.59)       (0.72)       (0.79)
  Pro forma .........................           (0.60)       (0.81)       (0.92)



    Because additional option grants are expected to be made subsequent to December 31, 2000, and because most options vest over several years, the pro forma effects of applying the fair value method may be material to the results of operations in future years. The weighted average grant date fair values of options granted during 1998, 1999 and 2000 were $3.35, $6.43 and $1.96, respectively.

    Under SFAS No. 123, the fair value of each employee option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted- average assumptions used for grants made during the years ended December 31, 1998, 1999 and 2000: no dividend yield; risk free interest rates of 4.54%, 5.25% and 5.35%, respectively; no volatility in 1998, 97% in 1999 and 100% in 2000; and an expected option term of 4, 6 and 6 years, respectively. Stock option activity under the Company's option plans since January 1, 1998 is as follows:

                                                              OUTSTANDING OPTIONS
                                    ------------------------------------------------------------------------
                                             1998                     1999                    2000
                                    ----------------------   ----------------------   ----------------------
                                                 WEIGHTED-                WEIGHTED-                WEIGHTED-
                                                  AVERAGE                  AVERAGE                  AVERAGE
                                      NUMBER     EXERCISE      NUMBER     EXERCISE      NUMBER     EXERCISE
                                    OF SHARES     PRICE      OF SHARES      PRICE     OF SHARES      PRICE
                                    ---------    --------    ---------    --------    ----------   --------

Outstanding -- beginning of year       39,842     $ 2.50     2,375,073     $ 0.41      3,883,445     $ 7.07
  Granted, at fair value .......       37,206       4.27     2,842,299     $10.05      4,974,703     $ 4.75
  Granted, at below fair value .    2,313,000       0.33        47,550     $ 1.87           --       $  --
  Exercised ....................       (1,124)      5.70    (1,053,005)    $ 0.44       (457,281)    $ 0.44
  Canceled .....................      (13,851)      3.94      (328,472)    $ 4.99     (1,910,037)    $ 7.27
                                    ---------                ---------                ----------
Outstanding at December 31, ....    2,375,073     $ 0.41     3,883,445     $ 7.09      6,490,830     $ 5.75
                                    =========                =========                ==========
Exercisable at December 31, ....      485,951     $ 0.49       495,443     $ 4.11        678,294     $ 7.48
                                    =========                =========                ==========

    As of December 31, 2000, 1,659,262 shares were available for grant under the 1998 Stock Plan.

The following table summarizes information about stock options outstanding at December 31, 2000:


                                   OPTIONS OUTSTANDING                              OPTIONS EXERCISABLE
-------------       ------------------------------------------------     ---------------------------------------
                       NUMBER                                               NUMBER OF
                    OUTSTANDING       WEIGHTED                                SHARES
    RANGE              AS OF          AVERAGE                            EXERCISABLE AS OF
 OF EXERCISE        DECEMBER 31,     REMAINING      WEIGHTED AVERAGE        DECEMBER 31,        WEIGHTED AVERAGE
    PRICES             2000         LIFE (YEARS)     EXERCISE PRICE            2000              EXERCISE PRICE
-------------       ------------    ------------    ----------------     -----------------      ----------------

$ 0.33-$ 0.33           465,824         7.94             $  0.33               87,470               $  0.33
$ 0.54-$ 3.06           809,687         9.73             $  2.96               37,856               $  1.10
$ 3.12-$ 3.56           136,547         9.43             $  3.50                  714               $  3.38
$ 3.69-$ 3.75         1,308,000         3.41             $  3.75               20,000               $  3.75
$ 3.81-$ 5.00           392,469         9.01             $  4.56               92,032               $  4.86
$ 5.25-$ 5.63         1,215,368         3.79             $  5.62                    0               $  0.00
$ 5.70-$ 8.01           962,558         8.72             $  7.50              143,134               $  7.64
$ 8.06-$12.25           954,619         8.33             $ 10.59              232,583               $ 10.70
$12.38-$22.25           245,758         8.81             $ 13.96               64,505               $ 13.89
                     ----------                                              --------
                      6,490,830         6.79             $  5.75              678,294               $  7.48
                     ==========                                              ========


   1999 Employee Stock Purchase Plan

    On April 5, 1999, the Board of Directors authorized, which the stockholders approved in May 1999, the 1999 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan provides for the issuance of up to 450,000 shares of Student Advantage's common stock to eligible employees. Under the Purchase Plan, Student Advantage is authorized to make one or more offerings during which employees may purchase shares of common stock through payroll deductions made over the term of the offering. The per-share purchase price at the end of each offering is equal to 85% of the closing price of the common stock at the beginning or end of the offering period (as defined by the Purchase Plan), whichever is lower. During 1999, 36,258 shares of the Company's common stock were purchased under the Purchase Plan at $6.80 per share. During 2000, 63,964 shares of the Company's common stock were purchased under the Purchase Plan at $2.60 per share and 81,674 shares of the Company's common stock were purchased under the Purchase Plan at $3.03 per share.

9.  INCOME TAXES

    Deferred tax assets are comprised of the following (in thousands):





                                                              DECEMBER 31,
                                                         ----------------------
                                                           1999          2000
                                                         --------      --------

Deferred tax assets:
     Deferred revenue ..............................     $  3,366      $  1,060
     Net operating loss carryforwards ..............        8,041        20,936
     Non current assets ............................          732           497
     Accruals ......................................          683         2,666
     Other .........................................          100           148
                                                         --------      --------
          Total deferred tax assets ................       12,922        25,307
Deferred tax liability -- intangible assets ........         (628)          --
                                                         --------      --------
          Net deferred tax asset ...................       12,294        25,307
Deferred tax asset valuation allowance .............      (12,294)      (25,307)
                                                         --------      --------
                                                         $   --        $    --
                                                         ========      ========


    The Company has provided a full valuation allowance for the deferred tax assets since it is uncertain that these future benefits will be realized. If the Company achieves future profitability, a significant portion of these deferred tax assets could be available to offset future income taxes.

    As of December 31, 1999 and 2000, the Company has a net operating loss carryforward for federal and state purposes of approximately $19.9 million which expire at various dates through 2019, and $54.9 million which expire at various dates through 2020, respectively.

    Under the Internal Revenue Code, certain substantial changes in the Company's ownership could result in an annual limitation on the amount of net operating loss and tax credit carryforwards which can be utilized in future years.

10.  EMPLOYEE SAVINGS PLAN

    During 1998, Student Advantage adopted an employee retirement savings plan under Section 401(k) of the Internal Revenue Code which covers substantially all employees. Under the terms of the 401(k) Plan, employees may contribute a percentage of their salary, up to a maximum of 20%. Student Advantage contributed $61,000, $133,000 and $191,000 to the 401(k) Plan on behalf of its employees during 1998, 1999 and 2000, respectively.


11. RELATED PARTY TRANSACTIONS



    On November 12, 1999, Student Advantage made an equity investment in edu.com, Inc. ("edu.com"), a privately held e-commerce company. Student Advantage paid approximately $4.3 million in cash for approximately 922,000 shares of Series B preferred stock of edu.com. On January 14, 2000, the Company made an additional investment of approximately $1.0 million in cash for approximately 217,000 shares of Series B preferred stock of edu.com. Effective with the initial investment, Student Advantage entered into a two-year marketing and distribution agreement with edu.com, expiring on November 11, 2001. The agreement provides, among other things, that edu.com will become Student Advantage's exclusive technology e-commerce partner and rewards program provider, that the parties will pursue certain promotional initiatives on each other's behalf and that edu.com will make certain payments to Student Advantage, including $2.0 million payable over the term of the agreement The company recorded revenue of $111,000 and $900,000 related to this agreement during the years ended December 31, 1999 and 2000, respectively. At December 31, 2000, $1.0 million remained payable under the agreement. Student Advantage accepted a secured promissory note, which is payable on December 31, 2001, from edu.com in satisfaction of this obligation. Subsequent to year end, Student Advantage restructured its agreement with edu.com. The restructured agreement, which expires December 31, 2001, provides that Student Advantage and edu.com will pursue certain promotional initiatives on each other's behalf. (See note 1).


    Effective May 15, 2000, Student Advantage entered into an Affiliate and E-Commerce Agreement with Princeton Review Publishing, LLC, and The Princeton Review Management, LLC ("TPR"). Princeton Review Publishing, LLC is a stockholder of Student Advantage and one of its officers and equity holders is a member of the Company's Board of Directors. Under the agreement, TPR will pay the Company a fee to participate in the Student Advantage network by placing the Student Advantage logo and content on The Princeton Review's review.com web site. In addition, under the agreement, TPR will provide discounts as part of the Student Advantage Membership Program and market the discount to high school, college and university students. Additionally, under the agreement the Company will pay TPR a fee in exchange for exclusive advertising sales responsibilities for the review.com web site. The agreement expires on June 15, 2002. The Company recorded revenue of $571,000 and expense of $653,000 related to this agreement during the year ended December 31, 2000. The accounts receivable balance from TPR was $92,000 at December 31, 2000 and the accrued expense balance to TPR was $522,000 at December 31, 2000.

12.  COMPUTATION OF NET LOSS PER SHARE



    All outstanding options and warrants to purchase common stock (totaling 8,040,830) were excluded from the calculation of diluted earnings per share for all periods presented because their inclusion would have been anti-dilutive.

13.  COMMITMENTS AND CONTINGENCIES

Lease Commitments

    Student Advantage leases its operating facility and certain office equipment under noncancelable operating lease agreements. Rent expense under these leases for the years ended December 31, 1998, 1999 and 2000 totaled approximately $914,000, $1.5 million and $1.9 million, respectively.

    As a result of the Company's acquisitions of ScholarAid and CollegeClub during 2000, the Company assumed certain capital leases of computer equipment. Initial lease terms range from 3 to 5 years.

The Company's investment in computer equipment under capital leases was as follows:

                                                             DECEMBER 31,
                                                                 2000
                                                             ------------
         Computer equipment ...........................        $ 3,242
         Less: Accumulated depreciation ...............           (199)
                                                               -------
                                                               $ 3,043
                                                               =======

Depreciation of property under capital leases was $199,000 for the year ended December 31, 2000.

    Future minimum lease payments under noncancelable operating and capital leases at December 31, 2000 are as follows (in thousands):


                                                                CAPITAL   OPERATING
YEAR ENDING DECEMBER 31,                                         LEASES     LEASES
------------------------                                        -------   ---------

         2001 ...............................................   $ 1,538    $ 2,509
         2002 ...............................................     1,394      2,472
         2003 ...............................................       649      1,896
         2004 ...............................................      --        1,594
         2005 ...............................................      --        1,350
         Thereafter .........................................      --        1,510
                                                                -------    -------
         Total minimum lease payments .......................   $ 3,581    $11,331
                                                                -------    =======

                 Less: Imputed interest (at rates from
                   2.03% to 42.83%)..........................      (512)
                                                                -------
                 Present Value of net minimum lease
                   payments .................................     3,069
                                                                -------
                 Less: Current Portion ......................    (1,208)
                                                                -------
                 Long-term portion of Obligations ...........   $ 1,861
                                                                =======


Legal Proceedings

    Student Advantage is from time to time subject to legal proceedings and claims which arise in the normal course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on Student Advantage's financial position or results of operations.

14. QUARTERLY FINANCIAL DATA

    The following table sets forth unaudited quarterly statement of operations data (restated - see note 1) for each of the four quarters in the years ended December 31, 1999 and 2000. In the opinion of management, the unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, which are only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.


                                                                                 QUARTER ENDED
                                            MARCH 31,  JUNE 30,   SEPT. 30,  DEC. 31,   MARCH 31,  JUNE 30,   SEPT. 30,    DEC. 31,
                                              1999       1999       1999       1999       2000       2000       2000         2000
                                            ---------  --------   ---------  --------   ---------  --------   ---------    --------
                                                                           (UNAUDITED, IN THOUSANDS)
Revenue
  Student services .....................    $  4,076   $  4,202   $  5,459   $  5,985   $  6,963   $  7,391   $  7,070     $  6,675
  Corporate and university solutions ...         831        590      3,164      3,337      4,179      4,172      5,573        5,991
                                            --------   --------   --------   --------   --------   --------   --------     --------
          Total revenue ................       4,907      4,792      8,623      9,322     11,142     11,563     12,643       12,666
                                            --------   --------   --------   --------   --------   --------   --------     --------
Costs and expenses

  Cost of student services revenue .....       2,460      1,961      3,562      3,110      2,883      2,724      2,128        2,528
  Cost of corporate and university
     solutions revenue .................         559        693      1,711      1,578      2,229      2,177      3,225        2,298
  Product development ..................       1,332      1,633      3,439      3,570      3,823      4,011      4,625        5,918
  Sales and marketing ..................       2,256      2,976      3,248      3,771      4,786      4,524      4,324        4,246
  General and administrative ...........       1,927      2,656      1,897      2,396      2,341      2,646      2,438        3,771
  Depreciation and amortization ........         305        300        349       (116)     1,007      1,436      1,504        2,435
                                            --------   --------   --------   --------   --------   --------   --------     --------
          Total costs and expenses .....       8,839     10,219     14,206     14,309     17,069     17,518     18,244       21,196
                                            --------   --------   --------   --------   --------   --------   --------     --------
Loss from operations ...................      (3,932)    (5,427)    (5,583)    (4,987)    (5,927)    (5,955)    (5,601)      (8,530)
                                            --------   --------   --------   --------   --------   --------   --------     --------
Equity interest in edu.com net loss ....                                         (316)      (944)      (944)      (944)        (944)
Realized loss on write-off of investment        --         --         --         --         --         --         --           (367)
Interest income (expense), net .........          73         50        637        598        473        396        374          191
                                            --------   --------   --------   --------   --------   --------   --------     --------
Net loss ...............................    $ (3,859)  $ (5,377)  $ (4,946)  $ (4,705)  $ (6,398)  $ (6,503)  $ (6,171)    $ (9,650)
                                            ========   ========   ========   ========   ========   ========   ========     ========

Basic and diluted net loss per share
  as restated...........................    $  (0.21)  $  (0.26)  $  (0.14)  $  (0.13)  $  (0.18)  $  (0.18)  $  (0.17)    $  (0.25)
                                            ========   ========   ========   ========   ========   ========   ========     ========
Basic and diluted net loss per share as
     originally reported................    $  (0.21)  $  (0.26)  $  (0.14)  $  (0.15)  $  (0.15)  $  (0.15)  $  (0.14)    $  (0.23)
                                            ========   ========   ========   ========   ========   ========   ========     ========
Shares used in computing basic and
     diluted net loss per share ........      18,556     21,027     34,610     35,235     35,590     35,980     36,170       38,446







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
SIGNATURES


         Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                             Student Advantage, Inc.


                             (Registrant)






Dated: June 28, 2001         By: /s/ Kenneth S. Goldman
                                 ----------------------------------------------
                                 Kenneth S. Goldman, Executive Vice
                                   President and Chief Financial Officer
                                   (Principal Financial and Accounting Officer)








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
                                  EXHIBIT INDEX

     2.1* Asset Purchase Agreement, dated as of May 10, 2001, by and among Student Advantage, Inc. and edu.com, Inc.


    23.1      Consent of Arthur Andersen LLP


--------------------------

*   Previously filed.




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